UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ARCHER-DANIELS-MIDLAND COMPANY

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ARCHER-DANIELS-MIDLAND COMPANY
4666 Faries Parkway, Decatur, Illinois 62526-5666

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 Brush College Road, Decatur, Illinois, on Thursday, November 4, 2010, commencing at 10:30 A.M., for the following purposes:

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of the Company for the fiscal year ending June 30, 2011;

(3) If properly presented, to consider and act upon the Stockholders’ proposals set forth in the accompanying Proxy Statement; and

(4) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. J. Smith, Secretary

September 24, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 4, 2010: THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.adm.com/proxy

ARCHER-DANIELS-MIDLAND COMPANY
4666 Faries Parkway, Decatur, Illinois 62526-5666

September 24, 2010

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in this mailing. We are first mailing our stockholders this proxy statement and a proxy form (included in this mailing) around September 24, 2010.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson Inc. to help us solicit proxies. We will pay Georgeson Inc. $23,000 plus reasonable expenses for its services. Our officers may solicit proxies by means other than mail. Our other employees or employees of Georgeson Inc. may also solicit proxies in person or by telephone, mail, or the internet at a cost we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stock stockholders of record at the close of business on September 9, 2010, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on September 9, 2010, we had 638,683,623 outstanding shares of common stock, each share being entitled to one vote on each of the ten director nominees and on each of the other matters to be voted on at the meeting. Our stockholders are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Shareholder Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by October 21, 2010, an admission ticket will be mailed to you. Entities, such as a corporation or limited liability company, that are stockholders may send one representative to the annual meeting and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 8:30 A.M. on the day of the meeting. Stockholders who do not pre-register will only be admitted to the meeting upon verification of stock ownership.

The use of cameras, video or audio recorders or other recording devices in the James R. Randall Research Center is prohibited. The display of posters, signs, banners or any other type of signage by any stockholder in the James R. Randall Research Center is prohibited.

Any request to deviate from the admittance guidelines described above should be in writing, addressed to our office at Archer-Daniels-Midland Company, Secretary, 4666 Faries Parkway, Decatur, Illinois 62526-5666 and received by us by October 21, 2010. We will also have personnel in the lobby of the James R. Randall Research Center beginning at 8:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1) delivering written notice of revocation to our Secretary;

(2) delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3) attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws, directors are elected by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (SEC), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount		Percent of Class

State Farm Mutual Automobile Insurance Company	56,563,239	(1)	8.86
and related entities One State Farm Plaza Bloomington, IL 61710
BlackRock, Inc.	42,589,894	(2)	6.67
40 East 52nd Street New York, NY 10022
AXA Financial Inc.	35,610,581	(3)	5.58
and related entities 1290 Avenue of the Americas New York, NY 10104

(1)	Based on a Schedule 13G filed with the SEC on February 2, 2010, State Farm Mutual Automobile Insurance Company and related entities have shared voting and dispositive power with respect to 268,497 shares and sole voting and dispositive power with respect to 56,294,742 shares.

(2)	Based on a Schedule 13G filed with the SEC on January 29, 2010, BlackRock Inc. has sole voting and dispositive power with respect to 42,589,894 shares.

(3)	Based on a Schedule 13G filed with the SEC on February 12, 2010, AXA Financial Inc. and related entities have sole voting power with respect to 28,954,220 shares and sole dispositive power with respect to 35,610,581 shares.

Proposal No. 1 — Election of Directors for a One-Year Term

Our board of directors has fixed the size of the board at ten. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

Although the nominees proposed for election to the board of directors are all presently members of the board, Mr. Dufour has not previously been elected by our stockholders. Mr. Dufour was identified by the Nominating/Corporate Governance Committee as a potential nominee and was recommended by the Nominating/Corporate Governance Committee after such committee completed its interview and vetting process with respect to Mr. Dufour.

The nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, we intend that the persons named in the proxy may vote for a substitute who will be designated by the board of directors. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws were amended in February 2007 to require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of persons equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board as a “holdover director.” However, under an amendment to our Corporate Governance Guidelines approved by our board in February 2007, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The table below lists the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly-owned companies, directorships of other publicly-owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of September 9, 2010, directly or indirectly. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

	Year First
Name, Age, Principal Occupation or	Elected	Common		Percent
Position, Directorships of Other	as	Stock		of
Publicly-Owned Companies	Director	Owned		Class

George W. Buckley, 63	2008	17,062	(1)	*
Chairman, President and Chief Executive Officer of 3M Company (a diversified technology company) since December, 2005; Chairman, President and Chief Executive Officer of the Brunswick Corporation (a global manufacturer and marketer of recreation products) from 2000 - December, 2005; Director of 3M Company and Stanley Black & Decker, Inc.; Director of Ingersoll-Rand plc and Tyco Corporation within the past five years.

Mollie Hale Carter, 48	1996	11,742,899	(1)(2)	1.84
Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation); Director of Westar Energy, Inc.; Director of Premium Standard Farms, Inc. within the past five years.

Pierre Dufour, 55		4,446	(1)(3)	*
Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health and the environment) since November, 2007; Executive Vice President of Air Liquide Group since 2002.

Donald E. Felsinger, 62	2009	7,998	(1)	*
Chairman of the Board and Chief Executive Officer of Sempra Energy (an energy services company) since February, 2006; President and Chief Operating Officer of Sempra Energy beginning in January, 2005; Director of Northrup Grumman Corporation.

Victoria F. Haynes, 62	2007	11,772	(1)	*
President and Chief Executive Officer of RTI International (an independent, non-profit corporation that performs scientific research and develops technology); Director of PPG Industries, Inc. and Nucor Corporation; Director of The Lubrizol Corporation within the past five years.

Antonio Maciel Neto, 53	2006	15,971	(1)	*
Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) since June, 2006; President of Ford Brazil from July, 1999 - October, 2003; President of Ford South America from October, 2003 - April, 2006; Director of Marfrig Alimentos S.A.

Patrick J. Moore, 56	2003	43,210	(1)	*
Chief Executive Officer and Director of Smurfit-Stone Container Corporation (a producer of paperboard and paper-based packaging products)(4).
Thomas F. O’Neill, 63	2004	21,620	(1)	*
Principal, Sandler O’Neill & Partners, L.P. (an investment banking firm); Director of The Nasdaq OMX Group, Inc. and Misonix, Inc.
Kelvin R. Westbrook, 55	2003	40,124	(1)	*
President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since October, 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(5) from approximately September, 2006 - October, 2007; President and Chief Executive Officer of Millennium Digital Media, L.L.C. from May 1997 - October, 2006; Director of Stifel Financial Corp. and Trust Manager of Camden Property Trust; Director of Angelica Corporation within the past five years.

Patricia A. Woertz, 57	2006	1,236,161	(6)	*
Chairman since February 2007; President and Chief Executive Officer since May 2006; previously Executive Vice President of Chevron Corporation (a diversified energy company); Director of The Procter & Gamble Company.

*	Less than 1% of outstanding shares

(1)	Includes stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2)	Includes 2,715,900 shares held in a family foundation or owned by or in trust for members of Ms. Carter’s family and 8,918,000 shares held in a limited partnership.

(3)	Includes 3,700 shares owned individually.

(4)	Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.

(5)	Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January, 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.

(6)	Includes 570,668 shares that are unissued but are subject to stock options exercisable within 60 days and 628 shares allocated under our 401(k) and Employee Stock Ownership Plan.

The Board of Directors recommends a vote FOR the election of the ten nominees named above as directors. Unless otherwise indicated on your proxy, your shares will be voted FOR the election of such ten nominees as directors.

Director Experiences, Qualifications, Attributes and Skills, and Board Diversity

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. In addition, the Nominating/Corporate Governance Committee considers personal characteristics of nominees and current board members, including race, gender and geographic origin, in an effort to obtain a diversity of perspectives on the board.

The specific experience, qualifications, attributes and skills with respect to each of our directors are listed below:

George W. Buckley

Dr. Buckley became Chairman, President and Chief Executive Officer of 3M Company in December, 2005 and he previously held executive positions at Brunswick Corp., Emerson Electric Co. and British Railways. Dr. Buckley’s Bachelor of Science degree in Electrical and Electronic Engineering and his Doctoral degree in Engineering in joint study at Huddersfield and Southampton Universities, his service as Chairman of the Board, President and Chief Executive Officer of 3M Company, his leadership roles at the Brunswick Corporation, Emerson Electric Co. and British Railways, his skills in business and financial matters and his experience as a director of the public companies listed above, qualify him to serve as a director of our company.

Mollie Hale Carter

Ms. Carter has twenty-three years of business experience in the agricultural sector, including consulting, finance and operations. Ms. Carter also has served since 1995 as the Chairman and/or Chief Executive Officer of a regional financial institution based in Salina, Kansas. Ms. Carter’s qualifications to serve as a director of our company include her substantial leadership experience as a chief executive officer, her financial expertise, her service as a director of Westar Energy, Inc., her previous service as a director of Premium Standard Farms, Inc., and her significant experience in the agricultural sector.

Pierre Dufour

Mr. Dufour is Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in November 2007. Since January 2010, he has supervised Air Liquide’s operations in the Americas, Africa-Middle East and Asia-Pacific zones, while also overseeing, globally, Air Liquide’s industrial World Business Lines, Engineering and Construction. Mr. Dufour’s qualifications to serve as a director of our company include his substantial leadership, engineering, operations management and international business experience.

Donald E. Felsinger

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. His leadership roles at Sempra Energy and other energy companies have allowed him to provide our board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs. Mr. Felsinger possesses in-depth knowledge of executive compensation and benefits practices and serves as a member of the Compensation/Succession Committee.

Victoria F. Haynes

Dr. Haynes has served since July 1999 as President and Chief Executive Officer of RTI International. Prior to joining RTI, she was Vice President of the Advanced Technology Group and Chief Technical Officer of Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. Dr. Haynes brings more than 30 years of experience in technology leadership, management and new business development to our board of directors.

Antonio Maciel Neto

Mr. Maciel has been Chief Executive Officer of Suzano Papel e Celulose S/A, one of Latin America’s largest vertically integrated producers of paper and eucalyptus pulp, since June 2006. From 1999 to May 2006, Mr. Maciel held various executive positions with Ford Motor Company, including Chief Executive Officer of Ford South America Operations. Mr. Maciel’s qualifications to serve on our company’s board of directors include his substantial leadership, international business, environmental and sustainability, engineering, product development and innovations and operations management experience.

Patrick J. Moore

Mr. Moore has been Chief Executive Officer of Smurfit-Stone Container Corporation since 2003, and has held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking and administrative positions. Mr. Moore brings to our board of directors his substantial experience in leadership, banking and finance, strategy development, sustainability and operations management.

Thomas F. O’Neill

Mr. O’Neill has worked on Wall Street since 1972 and, as a founding principal of a nationally-recognized investment bank, he has broad experience in the areas of finance, mergers and acquisitions and business development. Mr. O’Neill specializes in working with financial institutions and his substantial experience in the finance community contributes to his role as chair of the Audit Committee.

Kelvin R. Westbrook

Mr. Westbrook brings legal, media and marketing expertise to the board of directors. He is a former partner of a national law firm, was the President, Chief Executive Officer and co-founder of two large cable television and broadband companies and was or is a member of the board of numerous high-profile companies, including the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook currently serves on the boards of two other public companies and a multi-billion dollar not-for-profit healthcare services company.

Patricia A. Woertz

Prior to joining our company, Ms. Woertz held positions of increasing importance at Chevron Corporation and its predecessor companies. Having started her career as a certified public accountant with Ernst & Ernst, and with a broad range of executive roles at Chevron Corporation and its predecessor companies, Ms. Woertz brings to the board of directors of our company a significant amount of leadership, strategy development, risk management, mergers and acquisitions, international business, marketing, finance and technology experience.

Board Leadership Structure

Our company’s board of directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the board believes it is in the best interests of our company to make this determination based on the position and direction of our company and the constitution of the board and management team. The board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The board has determined that having our company’s Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information and resources necessary to facilitate board function. Therefore, the board believes that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The non-management directors elect a Lead Director at the board’s annual meeting. The board believes that naming an independent Lead Director more accurately reflects the accountability and responsibilities that accompany a non-executive position and does not believe that our stockholders would benefit at this time by having the roles of Chief Executive Officer and Chairman of the Board filled by different individuals. Our Lead Director provides the board with independent leadership and facilitates the independence of the board from management. The duties and responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines as follows: (i) organize, convene and preside over executive sessions of the non-management and independent directors and promptly communicate the messages and directives approved by such directors at each such meeting to the Chairman and Chief Executive Officer; (ii) preside at all meetings of the board at which the Chairman of the board is not present; (iii) consult with the Chairman and Chief Executive Officer in establishing meeting schedules and agendas, and in determining the information to be forwarded to the directors both in conjunction with such meetings and otherwise; (iv) facilitate communication among the directors and between the board and the Chairman and Chief Executive Officer; (v) serve as an advisor to the board committees, chairmen of the board committees and other directors; and (vi) such other duties and responsibilities as assigned from time-to-time by the non-management directors consistent with the Lead Director’s role.

In addition to appointing a Lead Director, our non-management directors facilitate the board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the board’s delegation of authority parameters also serve to foster effective board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s board of directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk and the steps management is taking to manage our company’s risks. While the board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing risks related to our company’s financial reporting, audit process, and internal controls over financial reporting and disclosure controls and procedures. The Nominating/Corporate Governance Committee has the authority to assign oversight of risk areas to specific committees as the need arises.

Management has established an Integrated Risk Management Committee consisting of company personnel representing multiple functional and regional areas within our company, with broad oversight of the risk management process. Such committee’s responsibilities and objectives include:

•	ensuring implementation and maintenance of a process to identify, evaluate and prioritize risks to achievement of our company’s objectives;

•	ensuring congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives;

•	supporting the integration of risk assessment and controls into mainstream business processes and decision-making;

•	clearly identifying roles and responsibilities across our company in regard to risk assessment and control functions;

•	promoting consistency and standardization in risk identification and controls across our company;

•	ensuring sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets;

•	regularly evaluating the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators; and

•	reporting regularly to senior management and our board regarding the above-described processes and the most significant risks to our company’s objectives

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based on our review of Forms 3, 4 and 5 we have received from, or have filed on behalf of, our directors and executive officers, and of written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended June 30, 2010, our directors and executive officers complied with all Section 16(a) filing requirements.

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with our company. As of the date of this proxy statement, each of the named executive officers (as defined herein) has exceeded the applicable guideline. The stock ownership guidelines applicable to the named executive officers are set forth below.

Ownership
Guideline as a
Executive	Multiple of Salary

P. A. Woertz	5x
S. R. Mills	3x
D. J. Smith	3x
J. D. Rice	3x
M. D’Ambrose	3x

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of September 9, 2010, directly or indirectly, by each of the individuals named in the Summary Compensation Table on page 31.

		Options
	Common Stock	Exercisable	Percent
Name	Owned(1)	Within 60 Days	of Class

P. A. Woertz	1,236,161	570,668		*
S. R. Mills	398,129	144,484		*
D. J. Smith	516,770	238,390		*
J. D. Rice	411,086	163,883		*
M. D’Ambrose	142,081	58,139		*

*	Less than 1% of outstanding shares

(1)	Includes shares allocated to the accounts of the named individuals under our 401(k) and Employee Stock Ownership Plan and, pursuant to SEC rules, stock options exercisable within 60 days.

Common stock beneficially owned as of September 9, 2010 by all directors and executive officers as a group, numbering 33 persons including those listed above, is 16,022,451 shares representing 2.51% of the outstanding shares, of which 1,728,633 shares are unissued but are subject to stock options exercisable within 60 days.

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

(1) the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

(2) the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

(3) the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

(4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

(5) the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who

(1) is not a current employee or a former member of our senior management or the senior management of one of our affiliates,

(2) is not employed by one of our professional services providers,

(3) does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director,

(4) does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates,

(5) is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member,

(6) is not personally receiving compensation from us in any capacity other than as a director, and

(7) does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

The board of directors has reviewed business and charitable relationships between us and each non-employee director to determine compliance with the NYSE and bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that nine of its ten current members, Dr. Buckley, Messrs. Dufour, Felsinger, Maciel, Moore, O’Neill, and Westbrook, Dr. Haynes and Ms. Carter, are independent. Ms. Woertz is not independent under the NYSE or bylaw standards because of her employment with us.

In determining that Dr. Buckley is independent, the board considered that, in the ordinary course of business, 3M Company, of which Dr. Buckley is Chairman, President and Chief Executive Officer, purchased approximately $322,000 of certain commodity products from our company, and sold approximately $640,000 of supplies to our company, on an arms-length basis during the fiscal year ended June 30, 2010. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of 3M Company’s consolidated gross revenues, that Dr. Buckley does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Dr. Buckley’s independence.

In determining that Ms. Carter is independent, the board considered that, during all or a portion of the fiscal year ended June 30, 2010, Ms. Carter’s brother was employed by our company in a non-executive officer capacity as a compliance auditor at total compensation less than $120,000. The board determined that Ms. Carter does not have a direct or indirect material interest in such employment relationship and that such employment relationship does not otherwise impair Ms. Carter’s independence. Also in determining that Ms. Carter is independent, the board considered that, during the fiscal year ended June 30, 2010, the company purchased from Westar Energy Inc. approximately $2.8 million of utility services in the ordinary course of business and on an arms-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Westar Energy Inc.’s consolidated gross revenues, that Ms. Carter does not have a direct or indirect material interest in such utility transactions, and that such utility transactions do not otherwise impair Ms. Carter’s independence.

In determining that Mr. Dufour is independent, the board considered that, in the ordinary course of business, Air Liquide Group, of which Mr. Dufour is Senior Executive Vice President, sold approximately $1.2 million of certain supplies and commodity products to our company on an arms-length basis during the fiscal year ended June 30, 2010. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Air Liquide Group’s consolidated gross revenues, that Mr. Dufour does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Dufour’s independence.

In determining that Mr. Felsinger is independent, the board considered that, in the ordinary course of business, Sempra Energy, of which Mr. Felsinger is Chairman and Chief Executive Officer, purchased approximately $363,000 of ethanol from our company, and sold approximately $7.3 million of ethanol to our company, on an arms-length basis during the fiscal year ended June 30, 2010. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Sempra Energy’s consolidated gross revenues, that Mr. Felsinger does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Felsinger’s independence.

In determining that Mr. Moore is independent, the board considered that, in the ordinary course of business, Smurfit-Stone Container Corporation, of which Mr. Moore is Chief Executive Officer, purchased approximately $11.4 million worth of certain commodity products from our company, and sold approximately $3.8 million worth of certain products to our company, on an arms-length basis during the fiscal year ended June 30, 2010. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Smurfit-Stone Container Corporation’s consolidated gross revenues, that Mr. Moore does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Moore’s independence.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set-out the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our internet site, www.adm.com, and are available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The lead director, or in his or her absence, the chairperson of the Nominating/Corporate Governance Committee, presides at such meetings. The non-management directors met in executive session four times during fiscal 2010.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, our board of directors held nine meetings. All incumbent directors attended 75% or more of the combined total meetings of the board and the committees on which they served during the last fiscal year. We expect all director nominees to attend the annual stockholders’ meeting. All director nominees standing for election at our last annual stockholders’ meeting held on November 5, 2009 attended that meeting.

Information Concerning Committees and Meetings

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our internet site, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. O’Neill, Chairman, Dr. Buckley, Ms. Carter, Mr. Dufour and Dr. Haynes. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Securities Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee. The Audit Committee reviews:

(1) the overall plan of the annual independent audit;

(2) financial statements;

(3) the scope of audit procedures;

(4) the performance of our independent auditors and internal auditors;

(5) the auditors’ evaluation of internal controls;

(6) matters of legal compliance; and

(7) certain relationships and related transactions.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook, Chairman, and Messrs. Felsinger, Maciel and Moore. The Compensation/Succession Committee met eight times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Compensation/Succession Committee:

(1) establishes and administers a compensation policy for senior management;

(2) reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

(3) approves all compensation elements with respect to our executive officers and all employees with a base salary of $500,000 or more;

(4) reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(5) establishes and reviews a compensation policy for non-employee directors;

(6) reviews and monitors our succession plans;

(7) approves awards to employees pursuant to our incentive compensation plans; and

(8) approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the Compensation/Succession Committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specify the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis” commencing on page 14.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Ms. Carter, Chairperson, and Messrs. Felsinger, Maciel and Westbrook. The Nominating/Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Nominating/Corporate Governance Committee:

(1) identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

(2) recommends individuals to the board for nomination as members of the board and board committees;

(3) develops and recommends to the board a set of corporate governance principles applicable to the company; and

(4) leads the evaluation of the directors, the board and board committees.

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder provided the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

Executive Committee

The Executive Committee consists of Ms. Woertz, Chairperson, Mr. Moore, Lead Director, and Dr. Buckley. The Executive Committee met once during the most recent fiscal year. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The board has adopted a Business Code of Conduct and Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Business Code of Conduct and Ethics applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Business Code of Conduct and Ethics is available at our internet site, www.adm.com, and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Any amendments to certain provisions of the Business Code of Conduct and Ethics or waivers of such provisions granted to certain executive officers will be promptly disclosed on our internet site.

Compensation Discussion and Analysis

The purpose of the Compensation Discussion and Analysis is to explain the process the Compensation and Succession Committee (“Committee”) uses to determine compensation and benefits for our named executive officers.

The named executive officers are:

• P. A. Woertz	Chairman, Chief Executive Officer and President
• S. R. Mills	Executive Vice President and Chief Financial Officer
• D. J. Smith	Executive Vice President, Secretary and General Counsel
• J. D. Rice	Executive Vice President (Commercial and Production)
• M. D’Ambrose	Senior Vice President, Human Resources

Executive Summary

To set objectives for fiscal year 2010 (“FY10”), the Committee utilized an enhanced framework which incorporated not only ADM’s business plan but also an industry perspective, historical earnings, earnings variability, shareholders’ expectations, analysts’ estimates, and ADM’s cost of capital. Because of the integrated nature of our business, goals and evaluation criteria underlying our short-term and long-term incentive plans reflect company-wide achievements that are consistent with the interests of our shareholders.

Fiscal year 2010 proved to be a successful year financially. We exceeded targeted financial objectives for earnings per share (“EPS”) and Return on Net Assets (“RONA”), both as defined on page 21, including being adjusted for LIFO. (LIFO means “last-in, first-out” and refers to the practice of valuing inventory so the most recent costs to the Company are reflected in the cost of products sold. LIFO is excluded in order to align the performance metric with the Company’s internal management measures.) For our Cost Management objectives, we exceeded one objective but fell short of the threshold for the other objective, which resulted in no payout with respect to the Cost Management objectives. Lastly, we also met or exceeded nonfinancial objectives, which included objectives related to safety and to internal performance management responsibilities. These objectives are further defined on page 21.

In addition, as part of ADM’s compensation program design, the Committee retains discretion to consider performance outside of pre-established objectives to ensure that the program reflects company performance and management’s impact in achieving that performance. Overall, the Committee viewed FY10 as a year of sustained and successful performance. In making compensation decisions based on FY10 performance, the Committee took into account a number of factors, including the following:

•	39% annual earnings growth

•	12% return on net assets

•	Mixed results on cost reduction objectives

•	Mixed results on total shareholder return (“TSR”) versus external benchmarks, e.g., 3-year total shareholder return above S&P 500, though still negative

•	Improved safety results

•	Solid execution of the annual business plan and progress on long-term strategic initiatives

•	Continued focus on leadership development and performance management processes

•	Progress towards short-term and long-term succession planning

•	The desire to increase the focus on variable, performance-based compensation

Based on this comprehensive performance assessment, and combined with a review of the economic environment and competitive trends, the Committee made the following decisions for our named executive officers:

•	Salaries remained unchanged for both FY10 and fiscal year 2011 (“FY11”)

•	FY10 annual cash incentives to named executive officers were paid at 152% of target levels

•	Long-term incentive (“LTI”) awards in FY11 (granted in August 2010 based upon fiscal year 2008-2010 performance) were granted at the target level. These grant values were the same as grant values for awards made early in FY10 (based on fiscal year 2007-2009 performance), with the exception of the CFO whose target value was increased.

Specifically for the CEO, her FY10 annual cash incentive is 45% above fiscal year 2009 (“FY09”). In addition, the grant date fair value of her LTI awards made in FY11 is the same as for her LTI awards made in FY10, both of which are less than the comparable value of her LTI awards made in FY09.

During FY10, the Committee made minimal changes to the compensation programs. Minor adjustments were made to the annual bonus plan to both simplify the plan and to address the economic environment. No changes were made to the overall design of the long-term incentive plan.

Oversight of Executive Compensation

What Is The Role Of The Committee?

The Committee is composed of all independent directors and is responsible to the board of directors and our shareholders for establishing our compensation philosophy and establishing and administering our compensation policies and programs. As part of this responsibility, the Committee fulfills its responsibilities as set forth in the Committee’s charter. The Committee’s charter is available on the investor relations section of our website. Additional information regarding the Committee’s authority to determine compensation can be found on under the caption “Compensation/Succession Committee.”

What Is The Role Of The Board?

The board approves the company’s business plan, which is one of the factors used to set financial business objectives for the annual incentive plan. The non-management directors establish and approve all performance criteria for evaluating the CEO and annually evaluate the performance of the CEO based on these criteria. The non-management directors also ratify the CEO’s compensation. When asked by the Committee, the board can also provide input and ratification on any additional compensation-related issues. For FY10, the board provided input and ratified the following additional compensation items:

•	compensation of the named executive officers

•	metrics related to the compensation plan

What Is The Role Of The Committee Consultant?

From April 2008 through January 2010, the Committee engaged Towers Perrin (which changed its name to Towers Watson following the completion of its merger with Watson Wyatt on January 1, 2010) as its independent compensation consultant. During the time period from July 1, 2009 through January 31, 2010, Towers Perrin and Towers Watson provided other services to the Company in addition to compensation consulting services, but the fees for those other services were less than $120,000. Although prior to the merger Watson Wyatt had also provided pension consulting and related services to the Company, the Committee concluded that the provision of such services while Watson Wyatt was still independent of Towers Perrin presented no conflict of interest. Effective February 1, 2010, the Committee retained Pay Governance LLC as its independent compensation consultant. Pay Governance provides no other services to the Company. Towers Watson may continue to provide the Company with market data and related analytic services, and the Company may use Towers Watson for other projects in the future.

The independent compensation consultant reports directly to the Committee, and provides the Committee with objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Committee’s charter. Each Committee meeting includes an executive session where the Committee meets exclusively with the independent consultant; Company management is not included in these meetings. Outside of these meetings, the independent consultant interacts with our management team solely on behalf of the Committee to assist the Committee in fulfilling its duties and responsibilities. The Committee believes that the consultants it retains are able to provide it with independent advice. The Committee will periodically review the performance and the independence of the independent compensation consultant.

What Are The Roles Of Executives?

To assist the Committee in determining compensation for the other named executive officers, our CEO participates in these discussions. She provides the Committee with her assessment of the named executive officers’ performance, both as individuals and with respect to the functions or business units they oversee. She also recommends to the Committee, but does not determine, the specific amount of compensation that should be paid to the named executive officers.

Our Senior Vice President of Human Resources administers all employee compensation and benefits programs, with oversight and supervision by the Committee. He prepares the majority of the materials for the Committee meetings and provides analyses that assist the Committee with their decisions, such as summaries of competitive market practices, summaries of our succession planning actions, and reports regarding our company’s performance to date. In addition, throughout the year, he facilitates meetings with management to help the Committee gain a better understanding of company performance. He ensures that the Committee is provided a rigorous assessment of performance year-to-date at each Committee meeting.

Throughout the year, the General Counsel attended Committee meetings and assisted on legal issues related to our compensation and benefit programs. Our executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to attend by the Committee.

Compensation Philosophy

What Is Our Executive Compensation Philosophy?

We believe compensation programs are critical tools in creating shareholder value. In support of this philosophy, our current executive compensation programs are designed to support our business objectives by:

•	offering competitive total compensation opportunities

•	recognizing and rewarding financial and operational performance through the use of short-term and long-term incentives

•	setting challenging objectives to encourage a culture of pay-for-performance

•	rewarding sustained performance by granting equity and maintaining ownership guidelines for executives, as discussed under “Executive Stock Ownership Policy” on page 9

•	making a significant portion of compensation variable and performance-based such that executives are subject to clear financial consequences for underperformance

•	aligning the interests of named executive officers with those of our shareholders

•	attracting and retaining a strong executive team, as well as motivating the current executive team to develop leadership and successors

•	encouraging and rewarding current business outcomes through cash salaries and performance-based annual incentives

Overall, our compensation program seeks to provide the proper incentive and reward for our executives’ achievements, including day-to-day business management, achievement of short-term objectives, and focus on our long-term vision.

What Is The History Of Our Compensation Programs?

To fully understand our current compensation programs, it is important to understand the history of the programs and the impact of external factors on financial results.

From 1902 until 2003, our compensation programs consisted primarily of base salary and benefits, with periodic stock option grants. The primary rationale for this structure was the challenge of setting business objectives and aligning compensation with performance in an industry where results are highly-impacted by external factors, such as weather, crop disease, government programs, and other factors beyond management’s control.

In 2003, the Committee saw a need to add variable, performance-based compensation to the compensation programs — both to help drive our company’s business strategy and to respond to market competition for key talent. Thus, over the last seven years, we have significantly changed our programs to tie a greater portion of total compensation directly to performance. In FY03, the Committee introduced a long-term incentive equity-based program. The size of awards under our equity program is not only dependent on financial performance, but the value of equity depends on the Company’s stock price. In addition, vesting provisions serve as a retention incentive to keep key talent engaged and focused.

Beginning in FY08, the Committee introduced an annual cash incentive program. Actions were initially taken at the executive officer level, and have been gradually implemented deeper into the employee population. This program focuses employees on annual financial, strategic, and individual objectives.

Each year, the Committee assesses the various compensation programs and may make adjustments to ensure the programs are aligned with performance. While the Committee has always retained discretion over the incentive programs, in FY09 informed judgment (or discretion) was introduced as a formal component of both the annual and long-term incentive programs in order to minimize the possibility that participants in these programs would be unfairly rewarded or penalized for fluctuations in Company performance due to external or extraordinary factors beyond management’s control. Under the annual incentive program, our performance is measured against pre-established 1-year business plan objectives. In our long-term incentive program, the Committee assesses performance over a 3-year period in determining the size of our annual grant. The use of informed judgment is discussed in further detail on page 22.

What Compensation And Benefits Are Provided To Named Executives Officers And Why?

The Committee utilizes the following forms of compensation and benefits: base salary, annual cash incentives, long-term equity incentives, benefits and perquisites. The various elements serve different objectives.

Base salaries and benefits are intended to attract and retain employees by providing a stable source of income and security over time. Annual cash incentives are designed to motivate and reward executives to increase shareholder value by achieving annual operational and financial objectives, and by outperforming external benchmarks over a 1-year period. The use of equity compensation aligns the interests of executives with those of shareholders by driving long-term shareholder value, supporting stock ownership, and encouraging retention. The size of long-term equity incentive grants varies based on performance against internal and external metrics. See “What Perquisites Are Provided To Named Executive Officers?” on page 27 for a discussion of the types of perquisites provided to the named executive officers.

Target Compensation

How Are Target Compensation Levels Determined?

Total direct compensation consists of salary, annual cash incentive, and long-term equity incentives. In seeking to provide a competitive target total direct compensation package, the Committee reviews comparator company compensation data, both with respect to total direct compensation and compensation elements, as a general reference to make compensation decisions, but does not establish specific compensation parameters based on such data. In this regard, the Committee considers target total direct compensation to be competitive if it is within a range of 80-130% of total direct compensation of the market 50th percentile for comparable positions and responsibilities among comparator groups described below. While positioning to the comparator market data is considered, other factors ultimately determine how a named executive officer is paid, including individual responsibilities, an executive’s experience and tenure, individual performance, and business objectives.

The Committee used input from management and from its independent compensation consultant to select comparator groups of companies. The use of multiple comparator groups allows the Committee to understand compensation levels for talent across a broad marketplace. We utilize three comparator groups ranging from a broad general industry group based on revenue scope to a custom industry group. When selecting these groups, we considered industry, business complexity and size. We believe that these comparator groups reflect companies where our company competes for executive talent and have similar pay models.

Each year, management and the Committee evaluate the comparator groups to ensure each group remains relevant. Any changes are carefully assessed in an effort to maintain continuity from year to year. No changes in the identity of the comparator groups were made for 2010. The comparator groups are:

•	Nonfinancial companies participating in the Towers Perrin Executive Compensation Database with revenue of $20 billion or greater

•	S&P 100 Industrials

•	Custom industry comparator group, consisting of the following 19 companies:

Custom Industry Comparator Group

Altria Group Inc	General Mills	Sara Lee Corp
Bunge Ltd.	Hess Corp	Sunoco Inc
Caterpillar Inc	International Paper Company	Tesoro Corp
ConAgra Foods, Inc	Kraft Foods Inc	Tyson Foods Inc
Deere & Co.	Marathon Oil Corp.	Valero Energy Corp
Dow Chemical	PepsiCo	Weyerhaeuser
DuPont (E.I.) De Nemours

The company does not use this comparator group to assess company performance. Company performance is assessed using five benchmarks as described beginning on page 20.

Is The Majority Of Our Named Executive Officers’ Compensation Based On Performance?

A substantial percentage of the target total compensation for the named executive officers is variable and dependent on performance. The Committee reviews the portion of compensation allocated to: (i) fixed versus variable performance-based compensation, (ii) short-term versus long-term compensation, and (iii) cash versus equity-based compensation. We do not have a predetermined policy for the allocation.

FY10 Percentage of Variable Target
Compensation Compared to Total Direct
Executive	Compensation

P. A. Woertz	88%
S. R. Mills	71%
D. J. Smith	69%
J. D. Rice	66%
M. D’Ambrose	62%

Elements of Compensation

Base Salary

How Are Base Salaries Determined?

Base salaries are established based on a named executive officer’s position, skills, experience, and responsibilities. Competitiveness of base salary levels are assessed annually relative to salaries within the marketplace for similar executive positions. Increases may be considered for various factors such as individual performance, changes in responsibilities, and/or changes in competitive marketplace levels. The Company’s historical emphasis on base salaries and its more recent emphasis on increasing the proportion of variable compensation elements have led the Committee to hold base salaries steady over the past three fiscal years.

What Were The Base Salary Increases For Named Executives?

Base salary levels for the named executive officers have not changed during the past three fiscal years, except for the CFO who received an increase upon his promotion to CFO during FY08. For FY11, the Committee again determined not to increase base salaries for the named executive officers, given its focus on variable, performance-based compensation.

Annual Cash Incentives

What Is The Annual Cash Incentive Opportunity For Each Named Executive Officer?

The purpose of the annual cash incentive program is to reward performance based on the achievement of company, business, and individual objectives. At the start of each fiscal year, the Committee approves minimum, target, and maximum annual cash incentive levels for each named executive officer. Target annual cash incentive levels are expressed as a percentage of salary. Based on company, individual and group performance, annual cash incentives payouts can range between 0% and 235.2% of the target annual cash incentive.

		Target Annual Cash		Maximum Annual Cash
	Minimum Annual	Incentive as % of	Target Annual Cash	Incentive as % of	Maximum Annual
Executive	Cash Incentive ($)	Salary	Incentive ($)	Salary	Cash Incentive ($)*

P. A. Woertz	$0	150%	$1,950,000	353%	$4,586,400
S. R. Mills	$0	67%	$500,000	157%	$1,176,000
D. J. Smith	$0	59%	$530,000	138%	$1,246,560
J. D. Rice	$0	59%	$520,000	138%	$1,223,040
M. D’Ambrose	$0	59%	$410,000	138%	$964,320

*	Includes any group or individual performance factor adjustments as described below

How Do We Calculate Annual Cash Incentives?

Annual cash incentives are determined by company-wide business objectives and the Committee’s independent assessment of our company’s performance. This outcome is then adjusted within a range of -20% to +20% based on individual and group performance. Because of the degree of discretion accorded to the Committee in determining annual cash incentive payouts, the amount of such payouts are reported in the “Bonus” column of the Summary Compensation Table on page 31.

How Is The Company Performance Factor Determined?

At the beginning of FY10, the Committee approved the following company-wide business objectives: (1) EPS, (2) RONA, (3) Cost Management, (4) Safety, and (5) Performance Management.

Each objective has a weighting in the final company performance factor, with 30% reserved for the Committee’s discretion.

Weighting	Objective

25%	EPS
25%	RONA
7%	Cost Management
10%	Safety
3%	Performance Management
30%	Committee’s Discretion
100%	Total

In setting the objectives for FY10, the Committee utilized an enhanced framework based on our company’s business plan, industry perspective, historical earnings, earnings variability, shareholders’

expectations, analysts’ estimates, and our company’s cost of capital. In addition, the objectives considered the past year that had been severely affected by the recession. Our company focuses on company-wide performance objectives to encourage the executives to focus on overall company success, which ultimately drives shareholder value. Each objective is described in greater detail below:

1. EPS:  For the purpose of the cash incentive calculation, EPS is defined as basic earnings per share, after tax, excluding LIFO adjustments. The Committee selected EPS as a financial metric because it is a metric that many analysts and stockholders follow.

FY10 EPS was $2.96, resulting in the achievement of 138.2% of the business objective.

2. RONA:  For the purpose of the cash incentive calculation, RONA is defined as total four quarter trailing adjusted net earnings adjusted for after-tax changes in LIFO inventory valuation reserves expressed as a percentage of the four quarter average adjusted net assets as adjusted for after-tax LIFO inventory valuation reserves. Adjusted net earnings excludes investment income (interest income and dividends received), interest expense, and gains and losses on securities. Net assets (current assets plus investments and other assets plus net property, plant and equipment (total assets) less current and long-term liabilities) are adjusted to exclude cash and cash equivalents, long- and short-term marketable securities, segregated cash and investments and long and short-term debt.

The Committee selected RONA as a financial metric because it measures the efficient use of both fixed assets and working capital to support a focus on operating effectiveness, encourages margin enhancement, cost control, and the effective management of the net assets employed, is driven by how we effectively manage assets and how we grow net earnings, and closely tracks return on equity.

The Committee retains the discretion to exclude the impact (positive or negative) of extraordinary events from the calculation of EPS or RONA if the Committee determines that the events were beyond management’s control and if the exclusion is appropriate to align annual cash incentives with performance. For FY10, there were no exclusions of extraordinary events.

FY10 RONA was 12.01%, resulting in the achievement of 180.4% of the business objective.

3. Cost Management:  For FY10, cost management was added as a financial objective to directly focus executives on cost, particularly in light of the recent economic environment. Cost Management represents 7% of the bonus, and performance is measured as the lesser level of performance against two metrics. On the first metric, the Company achieved $89.78, relative to the manufacturing cost per ton, representing an aggregate savings of approximately $233 million compared to FY09, which reflects 174% achievement. While the Company did achieve a reduction in SG&A costs, such reduction was not sufficient to surpass the threshold reduction target of $30 million. As a result, no bonus was awarded with respect to the Cost Management objective.

4. Safety objectives:  The safety objective focuses on achieving improvement in employee, contractor and process safety. Improvement is measured by metrics for recordable rate of injury, lost work day rate, and process safety. The safety objective also includes an objective tied to the advancement of our Values Based Safety® (a registered trademark of Quality Safety Edge) program. In the Values Based Safety® program, employees observe their coworkers’ behaviors and provide feedback to reinforce safe behaviors.

FY10 Safety achievement was 131.8% of the business objective.

5. Performance Management:  In FY10, a defined set of senior leaders, including all the named executive officers, was asked to focus on internal performance management and strong succession planning. Part of this process included a minimum of quarterly performance dialogues or divisional updates with their direct reports. The Committee determined that this objective was successfully met and that the leadership team demonstrated a continued effort towards enhancing performance management and succession planning. This metric produces an “all or nothing” measure.

FY10 Performance Management was met, and thus the objective was achieved.

6. Committee’s Discretion:  In addition to the five business objectives discussed above, the Committee also utilizes discretion to ensure that the annual cash incentive appropriately reflects our company’s performance and management’s efforts in achieving that performance, and is not overly influenced by external market conditions. The Committee conducts a rigorous and comprehensive assessment of both internal and external factors including absolute performance, year-over-year performance, management’s control over events not contemplated in the business plan which materially impacted EPS and RONA, and performance relative to multiple external benchmarks. In addition to RONA and EPS, the Committee focuses on TSR, net earnings, and return on equity. The Committee also reviews nonfinancial performance in the areas such as safety, corporate responsibility, employee training, and execution of strategic plan.

For FY10, the Committee determined an achievement rating of 140%. In making this decision, the Committee recognized that earnings growth was balanced with a 12% RONA, reflecting quality financial performance, and also noted that the named executive officers continued progress towards other financial and strategic objectives.

The Company Performance Factor for FY10 was 137.83% as shown in the following table:

			Range of
			Possible
			Payout				Weighted
		FY10 Minimum to	as % of			FY10 Actual Payout	Amount of
Objective	Weighting	Maximum Objective	Target	FY10 Actual Performance		as % of Target	Total Payout*

EPS	25%	$1.89-$3.38	0%-200%	$2.96		138.2%	34.55%

RONA	25%	7%-12.5%	0%-200%	12.01%		180.4%	45.10%

		$94 manufacturing cost/ metric ton - $89	0%-200%	$89.78		174.0%	0.0
Cost Management	7%	manufacturing cost / metric ton
		SG&A Reduction: $30M - $90M	0%-200%	$28.6 M		—	0.0

				Employees (Global)	Improvement
				Recordable Rate	9.53%
				Lost Work Day Rate	26.19%
				Contractor (OCIP contractors only)
Safety	10%	Employee/contractor process minimum of 5-25% improvement from FY09 for Employee Safety, Contractor Safety, and Process Safety	0-190%	Recordable Rate Lost Work Day Rate Process Safety	18.60% 3.15%	131.8%	13.18%
				(weighted incidents/hour)	38.96%

		Meet or does not meet achievement for Values Based Safety implementation Goals		Behavior - implementation of VBS mandates	Met

Performance Management	3%	0%-100% completion	0 or 100%	100%		100.0%	3.00%

Committee Discretion	30%	Informed judgment	0-200%	Informed judgment		140.0%	42.00%

Totals	100%		0-196%
FY10 Company Performance Factor							137.83%

*	Weighting multiplied by FY10 Actual Payout as % of Target

How Are Individual and Business Group Performance Factors Determined?

For FY10, the Committee awarded a team score of 110% for the named executive officers, recognizing their collective efforts as a management team in achieving significant financial results for the current year and planning for future strategic initiatives to grow shareholder value.

What Were The Cash Incentive Payments To Named Officers For FY10?

Based on the determination of the company, individual and business group performance factors as described above, each named executive officer received an annual cash incentive for FY10 equal to 151.61% (137.83% x 110%) of his or her target annual cash incentive.

	Target	FY10 Actual
	Annual	Annual
Executive	Incentive	Incentive

P. A. Woertz	$1,950,000	$2,956,454
S. R. Mills	$500,000	$758,065
D. J. Smith	$530,000	$803,549
J. D. Rice	$520,000	$788,388
M. D’Ambrose	$410,000	$621,613

Equity-Based Long-Term Incentives

Our long-term incentive program (the “LTI Program”) aligns the interests of executives with those of shareholders by driving long-term shareholder value, supporting stock ownership, and encouraging long-term service with the company. In the following sections, we discuss the process for determining equity grants delivered under our LTI Program.

In terms of grant size and grant form, our LTI awards are determined based upon the Committee’s assessment of performance during the prior three fiscal years. For example, equity grants made in August 2010 reflected the Committee’s assessment of FY08-FY10 performance. This concept of making grants based on the assessment of prior performance is similar in approach to our cash annual incentive plan (i.e., cash incentive awards paid in early FY11 are based upon performance achieved in FY10). The Committee’s assessment of performance considers multiple performance factors as well as economic conditions, and is not strictly formulaic. Our equity grants reflect a retrospective assessment of 3-year performance. Due to current SEC disclosure rules, these August 2010 grants will not appear in the Grants of Plan-Based Awards table or be reflected in the Summary Compensation Table until next year because the SEC requires companies to report LTI awards granted during the fiscal year, not based on the fiscal year’s performance.

As a result, we will discuss grants made in both September 2009 and in August 2010.

•	Grants made in September 2009 are reported as FY10 compensation in our Summary Compensation Table on page 31 and Grants of Plan-Based Awards During Fiscal 2010 table on page 33 because the grant dates occurred during FY10. These grants reflect performance prior to FY10, specifically for the three-year performance period, FY07-FY09.

•	Grants made in August 2010 reflect performance for the 3-year period ending June 2010. These awards will be reported as FY11 compensation in the Summary Compensation Table and Grants of Plan-Based Awards table in next year’s proxy statement in accordance with current SEC disclosure rules.

How Did We Determine LTI Awards Granted In September 2009?

At the start of the fiscal year, target and maximum LTI grant values are determined for each named executive officer. Target awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual incentives. In order to receive any LTI grants, however, net earnings (for the current fiscal year, measured in accordance with U.S. GAAP) must exceed the sum of the dividend payments and after-tax interest expenses for the current fiscal year.

Executive	Minimum Award	Target Award	Maximum Award

P. A. Woertz	$0	$7,550,000	$14,750,000
S. R. Mills	$0	$1,000,000	$2,800,000
D. J. Smith	$0	$1,500,000	$3,300,000
J. D. Rice	$0	$1,200,000	$3,000,000
M. D’Ambrose	$0	$730,000	$2,530,000

The LTI Program allows executives an opportunity to earn additional long-term incentive grants that reward differing levels of performance and, at maximum, could result in top quartile pay of total direct compensation. The Committee utilizes its discretion and informed judgment to assess the prior 3 years of absolute and relative performance in determining if any awards should be provided above the “target award.” A formulaic approach is not utilized due to the challenges of setting business objectives and aligning compensation with performance in an industry where results are highly-impacted by external factors, such as weather, crop disease, government programs, and other factors beyond management’s control. As a result, the Committee has determined that a rigorous review of a wide range of absolute and relative performance measures is appropriate to make an informed decision. For FY10 awards made in September 2009, the Committee used its discretion and informed judgment in making this decision to grant a “target award” with no additional enhancement. The Committee focused primarily on the absolute decline in stock price and mixed results on TSR versus external benchmarks, but also took into account additional factors, including decline in net earnings, company performance and execution of the business plan in light of the overall economy and leadership development and succession planning.

The Committee retains the discretion to make equity grants in any form or percentage mix it deems appropriate. Generally, the Committee expects to provide equity grants that are delivered 50% in stock options and 50% in restricted shares. The September 2009 grants were awarded in 50% stock options, 25% restricted shares, and 25% performance share units (“PSUs”) based on the fair value on the grant date. PSUs were granted in lieu of a comparable value of earned restricted shares to further enhance management’s focus on total shareholder return (“TSR”) on both an absolute and relative basis. TSR can be defined as the total return of owning company stock over a period of time, comprised of the capital gain (share price at the end of a period less the share price at the beginning of a period) plus dividends. Executives have an opportunity to earn 1/3 of the PSUs over a 1-year performance period, 2/3 over a 2-year performance period and all PSUs over a 3-year performance period if our TSR exceeds the average TSR of four benchmarks over the respective performance periods. The four TSR benchmarks are:

1. S&P 500

2. Russell 3000 companies with an S&P industry classification of Food, Beverage & Tobacco

3. S&P 500 Consumer Staples

4. Average of Bunge Ltd., ConAgra Foods, Inc. and Corn Products International Inc.

Vesting conditions of our equity awards are as follows:

•	Stock options were granted at an exercise price equal to fair market value in accordance with the 2009 Incentive Compensation Plan. The options vest incrementally over five years and can be exercised during a ten-year period following the date of grant.

•	Restricted shares vest three years after the date of grant.

•	Any earned PSUs will vest and be paid in shares of our common stock if the executive remains employed for the full 3-year performance period.

•	Stock options, restricted shares and PSUs granted under the LTI Program vest immediately if control of the company changes or upon the death of the executive. Awards continue to vest if the executive leaves the company because of disability or retirement. The Committee believes that these provisions are appropriate to assure named executive officers stay focused on the long-term success of the company during a sale of the company or amidst certain personal circumstances. These provisions also increase the value of the awards to the named executive officers that, in turn, enhances retention.

Equity Grants made in FY10 (grants made in September 2009 reflecting FY07-FY09 performance)

(These grants are presented in the Summary Compensation Table and Grants of Plan-Based Awards During Fiscal 2010 Table)

		Value
	Target	Actual		Stock	Restricted
	Award	Grant	Accounting	Options	Shares	Performance
Executive	(base award)	Value	Expense	(#)	(#)	Share Units (#)

P. A. Woertz	$7,550,000	$7,550,000	$6,706,143	337,657	69,882	98,124
S. R. Mills	$1,000,000	$1,000,000	$888,244	44,723	9,256	12,997
D. J. Smith	$1,500,000	$1,500,000	$1,332,361	67,085	13,884	19,495
J. D. Rice	$1,200,000	$1,200,000	$1,065,883	53,668	11,107	15,596
M. D’Ambrose	$730,000	$730,000	$648,427	32,648	6,757	9,488

How Did We Determine LTI Awards Granted In August 2010?

Similar to the process followed for awards made in September 2009 as described above, at the start of FY10, target and maximum LTI grant values were determined for each named executive officer. LTI values were increased for only the CFO to better align his compensation with the competitive market. Target awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual incentives. In order to receive any LTI grants, however, net earnings must exceed the sum of the dividend payments and after-tax interest expenses.

	Minimum	Target Award	Maximum
Executive	Award	(base award)	Award

P. A. Woertz	$0	$7,550,000	$14,750,000
S. R. Mills	$0	$1,350,000	$3,150,000
D. J. Smith	$0	$1,500,000	$3,300,000
J. D. Rice	$0	$1,200,000	$3,000,000
M. D’Ambrose	$0	$730,000	$2,530,000

For these awards, the Committee used its discretion and informed judgment to determine that the named executive officers would receive a “target award” with no additional enhancement. While the Committee noted that our company’s relative TSR exceeded that of some major competitors and indices, the Committee also noted that absolute TSR over the FY08-FY10 period was negative. In light of the Committee’s view of absolute and relative performance for the FY08-FY10 period and the complexity resulting from the use of four TSR benchmarks in the PSU program, the Committee granted equity in the form of 50% stock options and 50% restricted stock.

As a result, grant values of LTI awards granted in August 2010 for FY08-FY10 performance were the same relative to the September 2009 grants for the named executive officers (with the exception of the CFO, who received an increase in his target LTI award from $1,000,000 to $1,350,000).

Equity Grants made in FY11 (grants made in August 2010 reflecting FY08-FY10 performance)

(These grants will be presented in the Summary Compensation Table and Grants of Plan-Based Awards Table in our 2011 proxy statement)

		Value
	Target	Actual	Approximate	Stock	Restricted
	Award	Grant	Accounting	Options	Shares
Executive	(base award)	Value	Expense	(#)	(#)

P. A. Woertz	$7,550,000	$7,550,000	$7,082,980	348,248	130,623
S. R. Mills	$1,350,000	$1,350,000	$1,266,515	62,270	23,357
D. J. Smith	$1,500,000	$1,500,000	$1,407,233	69,189	25,952
J. D. Rice	$1,200,000	$1,200,000	$1,125,797	55,351	20,762
M. D’Ambrose	$730,000	$730,000	$684,854	33,672	12,630

With the exception of the CFO, the target and maximum LTI levels for the named executive officers remained unchanged compared to those for the previous fiscal year.

Does The Company Have A Policy For When Grants Are Made?

The Committee grants all equity awards to named executive officers, and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options is set at fair market value (as determined in accordance with the applicable incentive compensation plan) on the grant date. Under the 2009 Incentive Compensation Plan, fair market value is the closing market price on the last trading day prior to the date of grant. The Committee meets during the first fiscal quarter of each fiscal year and determines the annual equity awards granted to named executive officers. These awards are issued promptly following the date of the Committee’s meeting and approval. In addition to annual awards, the named executive officers may receive awards when they join the company or change their status, including promotions.

Benefits

What Retirement Benefits Are Provided?

The company provides the following programs to named executive officers to support the attraction, retention and motivation of these employees. With few exceptions, our philosophy is to offer the same benefits to all U.S. salaried employees as is offered to our named executive officers.

Retirement Program	Eligibility	Description

401(k) Plan/ Employee Stock Ownership Plan	All salaried employees	Qualified defined contribution plan where employees may defer up to 50% of eligible pay, up to $16,500 for 2010. Employees who are 50 years of age or older can elect make-up contributions of up to $5,500 for 2010. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)).
Retirement Plan for Salaried Employees	All salaried employees	Those with 5 or more years of service as of January 1, 2009, participate in a qualified defined benefit plan where the benefit is based on number of years of service and base salary during the later stages of employment. Those with less than 5 years of service as of January 1, 2009 participate in a qualified cash balance pension plan where the benefit is based on an accrual of benefit based on that year’s base compensation.

Retirement Program	Eligibility	Description

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS law	Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive an aggregate retirement benefit that would have been received if not for certain limitations under applicable tax law.
Deferred Compensation Plan	Employees with salaries above $175,000	Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until elected future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than Company common stock) available under the 401(k) Plan/Employee Stock Ownership Plan.

What Other Benefits Are Provided To Named Executive Officers?

We provide a benefits package for employees and their dependents, portions of which may be paid for by the employee. Benefits include: life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time-off; holidays; and a matching gifts program for charitable contributions. Named executive officers have the same benefits package as other employees.

What Perquisites Are Provided To Named Executive Officers?

An automobile is provided to named executive officers, which they may also use for personal purposes. We continue to provide Ms. Woertz and the other named executive officers with personal use of company-owned aircraft. Given the location of our headquarters in Decatur, Illinois, the Committee requires that Ms. Woertz have access to the aircraft for personal use for security and efficiency reasons. The named executive officers are responsible for any taxes on imputed income related to the provision of this perquisite. See the notes to the Summary Compensation Table on page 31 for a description on other perquisites provided to the named executive officers.

Has ADM Evaluated Its Compensation Programs As They Relate To Risk?

Company management, in consultation with the Committee, has undertaken a risk assessment of our compensation programs and practices. Based on this assessment, we do not believe the company’s compensation programs create risks that are reasonably likely to have a material adverse affect on the company. To reach this conclusion, an internal team of finance, operations, legal, human resources staff, joined by an external consultant, collected all company incentive programs to consider the underlying business risk against incentive plan design criteria such as goal setting, award caps, pay-performance leverage, the balance of cash versus stock awards, clawback criteria, senior management oversight, and Committee discretion. A detailed report was developed and presented to the Committee at its February 2010 meeting.

Total Direct Compensation

What Was Total Direct Compensation For FY10?

The Summary Compensation Table includes in FY10 total compensation the grant date fair value for equity awards granted in September 2009 for FY07-FY09 performance. As a result, we believe it is helpful to provide a supplemental compensation table showing total direct compensation for FY10 that includes the value of LTI grants made in August 2010 for FY08-FY10 performance. The following table shows:

•	salary received in FY10

•	annual cash incentive awards for FY10 performance paid in early FY11

•	equity grants for FY08-FY10 performance awarded in early FY11

This table is not intended to replace the Summary Compensation Table, but rather to provide a summary of the Committee’s decisions about total direct compensation for our named executive officers as a result of each year’s completed performance.

			Annual Cash	Equity Grants	Total Direct
Executive	Year	Salary	Incentive	(actual grant value)	Compensation	% Change

P. A. Woertz	FY2010	$1,300,000	$2,956,454	$7,550,000	$11,806,454	8.4%
	FY2009	$1,300,000	$2,040,384	$7,550,000	$10,890,384	—
S. R. Mills	FY2010	$750,000	$758,065	$1,350,000	$2,858,065	32.0%
	FY2009	$750,000	$414,355	$1,000,000	$2,164,355	—
D. J. Smith	FY2010	$901,400	$803,549	$1,500,000	$3,204,949	8.4%
	FY2009	$901,400	$554,567	$1,500,000	$2,955,967	—
J. D. Rice	FY2010	$885,400	$788,388	$1,200,000	$2,873,788	14.0%
	FY2009	$885,400	$435,282	$1,200,000	$2,520,682	—
M. D’Ambrose	FY2010	$700,000	$621,613	$730,000	$2,051,613	10.4%
	FY2009	$700,000	$429,005	$730,000	$1,859,005	—

Employment Agreements, Severance, and Change-in-Control Benefits

Do Any Named Executive Officers Have Employment Agreements?

Only Ms. Woertz, our CEO, has an employment agreement, which was entered into in May 2006 when she joined our company. The employment agreement provides for employment “at will” and does not have a specified contract term. Ms. Woertz’s compensation has been determined to a significant degree by the terms of her employment agreement. At the time it was being negotiated, the Committee retained Frederic W. Cook & Co., Inc., an outside compensation expert, specifically to advise it with respect to Ms. Woertz’s compensation. Prior to approving the employment agreement, the Committee considered the advice of this expert, analyzed information regarding the total compensation provided to the chief executive officers of other public companies of a comparable size, and considered the attributes Ms. Woertz would bring to the positions of President and Chief Executive Officer in the context of the competitive marketplace and the greater responsibilities of the President and Chief Executive Officer relative to other company executives.

Under her employment agreement, she is provided benefits upon termination without cause or resignation for good reason as described beginning on page 42. If the termination occurs within 2 years of change-in-control, these benefits are increased. In addition, if the payments following a change-in-control termination exceed the IRS statutory limit and result in a penalty excise tax, she will receive a gross-up payment to cover the tax.

Ms. Woertz is also subject to a 2-year non-compete and 2-year non-solicitation provision following termination without cause or resignation for good reason.

Mr. D’Ambrose is not subject to an employment agreement but did receive an offer letter at the time of his hire in 2006. The letter includes a provision which credits Mr. D’Ambrose with an additional five years of age and service credit under the definition of retirement used in company equity award and retirement plans. This provision is relevant to the vesting of equity awards, which continue to vest after retirement (defined as a termination after the executive reaches age 55 with 10 years of service).

Do The Remaining Named Executive Officers Have Severance Benefits?

The Committee retains discretion to provide the remaining named executive officers severance benefits upon their termination of employment. To guide this discretion, the Committee has adopted a severance program. This program serves as a guideline for the severance benefits that may be provided to various levels of employees upon termination of their employment without cause or their resignation with good reason, but the program does not create a contractual right to receive any severance benefits on the part of the employee.

The guidelines contained in the program for executive officers include the following termination benefits, subject, in all cases, to the discretion of the Committee to increase or decrease these benefits:

•	cash severance equal to two times then-current base salary

•	extension of healthcare coverage for up to one year following termination

•	accelerated vesting of any equity grants made after 2004 that are scheduled to vest during the severance period or during the year following the severance period

•	cash payment of an amount equal to 50% of the market value of pre-2004 equity grants that are unvested at termination

In addition, the Committee may require each executive to enter into a non-competition and non-solicitation agreement in exchange for receiving severance under the program.

If a change-in-control occurs with respect to our company, the equity grants held by our executive officers will vest immediately pursuant to the terms of these awards. The Committee believes that this accelerated vesting is an appropriate provision to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change-in-control of the company. This assurance increases the value of these awards to the executives which in turn enhances retention.

Additional Executive Compensation Policies

Does The Company Have A Clawback Policy?

Our equity grant programs have specific clawback provisions applicable to termination of employment for cause, breach of restrictive covenants and activity that is detrimental to the company. The Committee will be reviewing our company’s clawback policy in FY11 in light of new regulatory legislation.

Are There Policies In Place That Prohibit The Sale Or Purchase Of Stock?

Pursuant to our company’s Insider Trading Policy, employees may not engage in short selling, speculative trading, or hedging, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps, collars or exchange funds or entering into other transactions that are designed to hedge or offset decreases in the price of our company’s securities.

Our Insider Trading Policy also provides that all transactions in our company’s securities by the named executive officers and certain other officers and employees must be pre-cleared by the Law Department.

Does The Committee Consider Section 162(m) Of The Internal Revenue Code In The Design Of Executive Compensation Programs?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1 million annually to the CEO and the three other most highly-compensated officers, excluding the Chief Financial Officer, except for qualifying “performance-based” compensation. Performance-based compensation for these purposes generally does not include salaries, incentive compensation for which the company’s stockholders have not approved the business criteria upon which applicable performance goals are based, and incentive compensation (other than stock options and stock appreciation rights) that is not based on the satisfaction of objective performance goals or as to which a compensation committee has discretion to increase the amount of the payout. The Committee retains the discretion to provide compensation that may not be tax deductible if it feels these actions are in the best interests of our company and its stockholders. The Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to our company’s overall tax position.

How Does The Company Address Liabilities Associated With Retirement Programs?

The Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. Therefore, the company attempts to hedge the deferred compensation plan liabilities by directing the named executive officer’s elective deferrals into a separate account and then investing such account in a manner consistent with the hypothetical investments elected by participants. We do not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the company. This trigger provides some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Committee has duly considered that the federal income tax deduction available to the company occurs at the same time that participants are paid benefits from the applicable plan.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chairman
D. E. Felsinger
A. Maciel
P. J. Moore

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of our company or any of our subsidiaries. There are no interlocking relationships between our company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted in the table of our principal executive officer, principal financial officer, and our three other most highly-compensated executive officers who were serving as executive officers on June 30, 2010 (collectively, the “named executive officers”).

							Change in
							Pension Value
							and
							Nonqualified
							Deferred
					Stock	Option	Compensation		All Other
		Salary	Bonus		Awards	Awards	Earnings		Compensation		Total
Name and Principal Position	Year	($)	($)		($) (1)	($) (1)	($)		($)		($)

P. A. Woertz	2010	1,300,000	2,956,454	(2)	3,832,682	2,873,461	415,370	(3)	67,683	(4)	11,445,650
Chairman, CEO and	2009	1,300,000	2,040,384		4,834,135	6,441,696	265,529		72,807		14,954,551
President	2008	1,291,867	3,042,000		9,154,793	1,306,229	493,600		166,375		15,454,864
S. R. Mills	2010	750,000	758,065	(2)	507,651	380,593	613,896	(3)	15,348	(5)	3,025,553
Executive Vice	2009	750,000	414,355		828,717	693,036	377,078		36,870		3,100,056
President and CFO	2008	683,533	686,400		1,388,479	212,260	78,546		40,954		3,090,172
D. J. Smith	2010	901,400	803,549	(2)	761,468	570,893	694,258	(3)	16,446	(6)	3,748,014
Executive Vice	2009	901,400	554,567		993,383	830,758	404,590		38,660		3,723,358
President, Secretary and General	2008	901,400	826,800		1,925,511	353,228	39,997		54,492		4,101,428
J. D. Rice	2010	885,400	788,388	(2)	609,169	456,715	726,401	(3)	23,763	(7)	3,489,836
Executive Vice	2009	885,400	435,282		977,453	817,426	440,065		39,095		3,594,721
President	2008	885,400	811,200		1,891,312	289,132	3,493		53,389		3,933,926
M. D’Ambrose	2010	700,000	621,613	(2)	370,593	277,834	46,292	(3)	16,559	(8)	2,032,891
Senior Vice
President

(1)	The amounts shown for stock and option awards represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for fiscal years 2010, 2009 and 2008, respectively. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 9 to our financial statements for the fiscal years ended June 30, 2010 and 2009, respectively, and in Note 8 to our financial statements for the fiscal year ended June 30, 2008.

(2)	Represents cash bonus related to fiscal year 2010, paid in September 2010.

(3)	Each amount shown represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from the pension plan measurement date for plan year 2009 (June 30, 2009) to the measurement date for plan year 2010 (June 30, 2010) using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No named executive officer received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on June 30, 2009 were interest of 6.25% and mortality determined under RP2000CH projected to 2016 using Scale AA and the assumptions used to value pension liabilities on June 30, 2010 were interest of 5.35% and mortality determined under RP2000CH projected to 2017 using Scale AA.

(4)	Includes the following items for Ms. Woertz:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $55,433, which included:

•	$43,751 for personal use of company-owned aircraft; and

•	Amounts related to personal use of company-owned automobile, and payment of expenses related to personal financial planning advice, home telephone, internet service and security systems.

(5)	Includes the following items for Mr. Mills:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $3,098, which included expenses related to personal financial planning advice and personal use of company-owned automobile.

(6)	Includes the following items for Mr. Smith:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $4,196, which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone system.

(7)	Includes the following items for Mr. Rice:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $11,513, which included expenses related to personal financial planning advice, personal use of company-owned aircraft and automobile, and reimbursement of expenses related to home telephone and security systems.

(8)	Includes the following for Mr. D’Ambrose:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $4,309, which included expenses related to personal financial planning advice, personal use of company-owned aircraft and automobile, and reimbursement of expenses related to home security system.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to home phone, internet service and security systems, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the actual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year. In the case of personal use of company-owned automobiles, incremental cost is based on the direct costs to operate the vehicle, such as maintenance, fuel, registration and parking fees, and does not include fixed costs to acquire or lease the vehicle. In the case of personal financial planning advice, incremental cost is the amount paid to the service providers.

Employment Agreements

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, we and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. Pursuant to the Terms of Employment, the board approved an initial annual salary for Ms. Woertz of $1,200,000 and approved a target annual bonus of at least 125% of her annual salary. Pursuant to the Terms of Employment, there shall be no reduction in Ms. Woertz’s initial $1,200,000 annual salary as a result of subsequent salary reviews. Ms. Woertz is also entitled to receive, pursuant to the Terms of Employment, other benefits and perquisites comparable to those received by her predecessor as Chief Executive Officer or, if more favorable, other ADM senior officers. Provisions of Ms. Woertz’s Terms of Employment relating to termination of her employment and change of control of our company are described below in the “Termination of Employment and Change-in-Control Arrangements” section.

Grants of Plan-Based Awards During Fiscal 2010

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended June 30, 2010.

			Estimated
			Future	All Other	All Other
			Payouts	Stock	Option
			Under	Awards:	Awards:	Exercise		Grant Date
			Equity	Number	Number of	or Base	Closing	Fair Value
			Incentive	of Shares	Securities	Price of	Market	of Stock
			Plan	of Stock	Underlying	Option	Price on the	and
			Awards	or Units	Options	Awards	Date of	Option
Name	Grant Type	Grant Date	(#) (1)	(#)	(#)	($/Sh) (2)	Grant ($)	Awards ($) (3)

P. A. Woertz	Restricted Stock	9/10/09		69,882				2,005,613
	Stock Options	9/10/09			337,657	28.70	29.01	2,873,461
	Performance Share Units	9/10/09	98,124					1,827,069
S. R. Mills	Restricted Stock	9/10/09		9,256				265,647
	Stock Options	9/10/09			44,723	28.70	29.01	380,593
	Performance Share Units	9/10/09	12,997					242,004
D. J. Smith	Restricted Stock	9/10/09		13,884				398,471
	Stock Options	9/10/09			67,085	28.70	29.01	570,893
	Performance Share Units	9/10/09	19,495					362,997
J. D. Rice	Restricted Stock	9/10/09		11,107				318,771
	Stock Options	9/10/09			53,668	28.70	29.01	456,715
	Performance Share Units	9/10/09	15,596					290,398
M. D’Ambrose	Restricted Stock	9/10/09		6,757				193,926
	Stock Options	9/10/09			32,648	28.70	29.01	277,834
	Performance Share Units	9/10/09	9,488					176,667

(1)	The number of shares shown represents the maximum payout under the performance share unit awards.

(2)	Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.

(3)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718.

All of the awards in the table above were granted under our 2002 Incentive Compensation Plan. All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock awards, and all of these awards vest in full three years after the date of grant. Under the terms of the restricted stock award agreement pertaining to each of these awards, the recipient of the award may vote and receive cash dividends on restricted shares prior to their vesting date, but may not transfer or pledge the shares in any manner prior to vesting. Dividends on restricted shares are paid at the same rate as dividends to our stockholders generally. Vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient. Tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The awards shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above are awards of performance share units, each of which represents the contingent right to receive one share of our common stock upon vesting of the unit. Each of these awards vests on June 30, 2012, but only to the extent that our total shareholder return (“TSR”) exceeds the average TSR of four equally-weighted indices (the S&P 500 Index, the S&P 500 Consumer Staples Index, the Russell 3000 Food, Beverage and Tobacco Customized Index and a peer group index) during the three-year performance period. One-third of the units will be earned if our TSR exceeds the average TSR of the indices during the first year of the performance period, two-thirds will be earned if our TSR exceeds the average TSR during the first two years of the performance period, and all units will be earned if our TSR exceeds the average TSR over the full three-year performance period. No dividend equivalents are paid on units, which may not be transferred or pledged in any manner. Vesting of units accelerates upon the death of the award recipient or upon a change in control of our company, and continues in accordance with the original vesting terms if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested units are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited and any shares that have already been issued in settlement of vested units must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the units vested.

The impact of a termination of employment or change in control of our company on restricted stock, performance share unit and stock option awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock awards for the named executive officers as of June 30, 2010.

	Option Awards					Stock Awards
								Market	Equity Incentive		Equity Incentive
	Number of	Number of				Number of		Value of	Plan Awards:		Plan Awards:
	Securities	Securities				Shares or		Shares or	Number of		Market or Payout
	Underlying	Underlying				Units of		Units of	Unearned Shares,		Value of Unearned
	Unexercised	Unexercised		Option		Stock that		Stock that	Units or Other		Shares, Units or
	Options	Options		Exercise	Option	have not		have not	Rights that have		Other Rights that
	(#)	(#)		Price	Expiration	Vested		Vested	not Vested		have not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)	(#)(2)		($)(1)

P. A. Woertz	—	337,657	(3)	28.70	9-10-2019
	164,960	659,841	(4)	26.03	8-8-2018
	41,467	62,202	(5)	34.37	8-3-2017
	111,016	27,754	(6)	36.34	5-1-2016	521,956	(12)	13,476,904	98,124	(17)	2,533,562
S. R. Mills	—	44,723	(3)	28.70	9-10-2019
	17,747	70,990	(4)	26.03	8-8-2018
	6,738	10,108	(5)	34.37	8-3-2017
	5,943	3,962	(7)	41.81	8-10-2016
	21,408	5,353	(9)	20.90	8-8-2015
	28,576	—		15.73	8-19-2014
	10,839	8,132	(10)	13.65	10-14-2013
	10,504	5,254	(11)	11.30	8-8-2012	81,491	(13)	2,104,098	12,997	(17)	335,583
D. J. Smith	—	67,085	(3)	28.70	9-10-2019
	21,274	85,097	(4)	26.03	8-8-2018
	11,213	16,821	(5)	34.37	8-3-2017
	12,123	8,082	(7)	41.81	8-10-2016
	38,746	9,687	(9)	20.90	8-8-2015
	52,183	—		15.73	8-19-2014
	25,404	19,059	(10)	13.65	10-14-2013
	11,381	11,384	(11)	11.30	8-8-2012	108,070	(14)	2,790,367	19,495	(17)	503,361
J. D. Rice	—	53,668	(3)	28.70	9-10-2019
	20,932	83,732	(4)	26.03	8-8-2018
	9,178	13,769	(5)	34.37	8-3-2017
	11,907	7,938	(7)	41.81	8-10-2016
	16,790	8,395	(9)	20.90	8-8-2015
	22,167	—		15.73	8-19-2014
	11,482	17,230	(10)	13.65	10-14-2013
	11,376	11,384	(11)	11.30	8-8-2012	103,686	(15)	2,677,173	15,596	(17)	402,689
M. D’Ambrose	—	32,648	(3)	28.70	9-10-2019
	16,609	66,440	(4)	26.03	8-8-2018
	8,708	13,062	(5)	34.37	8-3-2017
	3,997	2,665	(8)	38.54	10-30-2016	80,058	(16)	2,067,098	9,488	(17)	244,980

(1)	Calculated by multiplying the closing market price of a share of our common stock on the New York Stock Exchange on June 30, 2010, which was $25.82, by the number of shares or units that have not vested.

(2)	Amounts shown represent the number of unearned and unvested performance share units granted on September 10, 2009, all of which would vest and result in the issuance of an equal number of shares of our common stock if the specified performance conditions are satisfied over the full three-year performance period. See the table under the caption “Grants of Plan-Based Awards During Fiscal 2010.”

(3)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on September 9 of 2010, 2011, 2012, 2013 and 2014.

(4)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 8 of 2010, 2011, 2012 and 2013.

(5)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 3 of 2010, 2011 and 2012.

(6)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting date on May 1 of 2011.

(7)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 10 of 2010 and 2011.

(8)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on October 30 of 2010 and 2011.

(9)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting date on August 8 of 2010.

(10)	Stock options vest at the rate of 11.1% of the initial grant per year, with remaining vesting dates on October 14 of 2010, 2011 and 2012.

(11)	Stock options vest at the rate of 11.1% of the initial grant per year, with remaining vesting dates on August 8 of 2010 and 2011.

(12)	Restricted share awards vest as to 266,360 shares on August 3, 2010, 185,714 shares on August 8, 2011 and 69,882 shares on September 10, 2012.

(13)	Restricted share awards vest as to 40,398 shares on August 3, 2010, 31,837 shares on August 8, 2011 and 9,256 shares on September 10, 2012.

(14)	Restricted share awards vest as to 56,023 shares on August 3, 2010, 38,163 shares on August 8, 2011 and 13,884 shares on September 10, 2012.

(15)	Restricted share awards vest as to 55,028 shares on August 3, 2010, 37,551 shares on August 8, 2011 and 11,107 shares on September 10, 2012.

(16)	Restricted share awards vest as to 43,505 shares on August 3, 2010, 29,796 shares on August 8, 2011 and 6,757 shares on September 10, 2012

(17)	Performance share unit awards vest on June 30, 2012 to the extent the performance conditions have been satisfied during some or all of the three-year performance period.

Option Exercises and Stock Vested During Fiscal 2010

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year that ended June 30, 2010, and restricted stock awards to the named executive officers that vested during that same fiscal year. No performance share unit awards vested during the fiscal year ended June 30, 2010.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired	Realized	Shares	Realized
	on	on	Acquired	on
	Exercise	Exercise	Upon	Vesting
Name	(#)	($) (1)	Vesting (#)	($) (2)

P. A. Woertz	0	0	0	0
S. R. Mills	35,336	569,757	22,891	652,508
D. J. Smith	24,805	368,096	43,948	1,252,738
J. D. Rice	20,508	346,469	43,166	1,230,447
M. D’Ambrose	0	0	6,159	186,802

(1)	Represents the difference between the market value of the shares acquired upon exercise (calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the exercise date) and the aggregate exercise price of the shares acquired.

(2)	Represents the market value of the shares that vested, calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended June 30, 2010.

					Payments
		Number	Present		During
		of Years	Value of		Last
		Credited	Accumulated		Fiscal
		Service	Benefit		Year
Name	Plan Name	(#) (1)	($) (1)		($)

P. A. Woertz	ADM Retirement Plan for Salaried Employees	4	95,985		0
	ADM Supplemental Retirement Plan II	4	1,144,896		0
S. R. Mills	ADM Retirement Plan for Salaried Employees	31	690,624		0
	ADM Supplemental Retirement Plan II	31	1,409,481		0
D. J. Smith	ADM Retirement Plan for Salaried Employees	29	666,253	(2)	0
	ADM Supplemental Retirement Plan II	29	2,222,884	(2)	0
J. D. Rice	ADM Retirement Plan for Salaried Employees	34	780,526	(3)	0
	ADM Supplemental Retirement Plan II	34	2,508,249	(3)	0
M. D’Ambrose	ADM Retirement Plan for Salaried Employees	4	64,733		0
	ADM Supplemental Retirement Plan II	4	95,989		0

(1)	Calculated as of the pension plan measurement date used for financial statement reporting purposes, which was June 30, 2010. The assumptions used to value pension liabilities on such date were interest of 5.35% and mortality determined under RP2000CH projected to 2017 using Scale AA. The amounts reported for Ms. Woertz and Mr. D’Ambrose are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at June 30, 2010. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 4.19% interest rate and then discounting back to June 30, 2010 using the assumptions specified above. The total account balance for Ms. Woertz at June 30, 2010 under the Retirement and Supplemental Plans was $1,253,699 and the total account balance for Mr. D’Ambrose at June 30, 2010 under the Retirement and Supplemental Plans was $172,177, which are the amounts that would have been distributable if such individuals had terminated employment on that date.

(2)	Mr. Smith is eligible for early retirement under the terms of the Retirement Plan and Supplemental Plan. If Mr. Smith had retired on June 30, 2010, the present value of his early retirement benefit under these two plans would be $3,134,163.

(3)	Mr. Rice is eligible for early retirement under the terms of the Retirement Plan and Supplemental Plan. If Mr. Rice had retired on June 30, 2010, the present value of his early retirement benefit under these two plans would be $3,728,282.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan for Salaried Employees, which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash-balance formula. The cash-balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit but less than five years of service prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash-balance formula does not apply continue to be determined under the traditional final average pay formula. Ms. Woertz and Mr. D’Ambrose participate in the cash-balance formula, while the other named executive officers participate in the final average pay formula.

A participant whose accrued benefit is determined under the cash-balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the following schedule.

Age + Service	Pay

Less than 40	2.00%
at least 40 but less than 50	2.25%
at least 50 but less than 60	2.50%
at least 60 but less than 70	3.00%
at least 70 but less than 80	3.50%
80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash-balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash-balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash-balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over five consecutive of the last 15 years of employment. The final average pay formula provides a benefit of 36% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 1/2% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. Mr. Rice and Mr. Smith are currently eligible for early retirement. A participant under the final average pay formula becomes vested in a benefit under the Retirement Plan after five years of service.

Earnings for purposes of the cash-balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. A lump-sum payment option is available only to cash-balance participants.

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan, which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the

Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose qualified plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash-balance formula participant and five years of service for a final average pay formula participant, for vesting. A separate payment form election will be allowed with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan. Except as noted below for Ms. Woertz, it has not been our practice to grant additional service credit under the Supplemental Plan beyond what is earned under the Retirement Plan.

Ms. Woertz entered the Supplemental Plan when she satisfied the one year of service requirement for entry into the Retirement Plan on May 1, 2007. Ms. Woertz’s Terms of Employment provide that, once a participant, her Supplemental Plan benefit will be fully-vested, will be calculated after including bonuses in the compensation base, and will be payable in a lump sum six months following her separation from service. The severance provisions of such Terms of Employment also provide for the additional benefit that would derive from two years of pension coverage (or three years of pension coverage in the event of a termination within two years following a change in control).

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in our non-qualified deferred compensation plans for the fiscal year ended June 30, 2010.

		Aggregate	Aggregate
	Executive	Earnings	Balance
	Contributions	in Last	at Last
	in Last FY	FY	FYE
Name	($)(1)	($)(2)	($)(3)

P. A. Woertz	32,500	14,583	173,346
S. R. Mills	0	0	0
D. J. Smith	0	0	0
J. D. Rice	0	139,341	1,163,006
M. D’Ambrose	0	0	0

(1)	The amounts reported in this column are reported in the Summary Compensation Table on page 31 as part of each individual’s compensation for the fiscal year ended June 30, 2010.

(2)	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings is considered to be “above market.”

(3)	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Amount Reported as
Compensation in Previous Years
Name	($)

P.A. Woertz	158,063
J. D. Rice	879,574

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan

II”). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can establish up to five “scheduled distribution accounts” that are payable upon dates specified by the participant, generally in a lump sum, but with one such account eligible for installment payout over a period of two to five years. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. A participant also can establish a “retirement account” to be paid six months following separation from service. Payment following separation from service is in a lump sum, except that a participant can elect upon initial deferral into the account to have installments paid over a period of two to twenty years if separation from service occurs after retirement eligibility. Small account balances of $10,000 or less are paid in a lump sum only. Deferred Comp Plan II provides for “make-whole” company matching credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company matching contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company matching credits were made on behalf of the named executive officers for fiscal year 2010.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility.

Deferred Comp Plan I and II balances are fully-vested. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options consist of shares in the publicly-traded, open-end mutual funds listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the mutual funds selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but we do maintain investments separately in a company account to hedge the liabilities created by the plans.

In fiscal 2010, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Fiscal 2010 Annualized Rate of Return
Deemed Investment Option	(7/1/09 to 6/30/10)

Galliard Stable Value Fund	2.92%
PIMCO Total Return Fund	13.31%
Vanguard Wellington Fund	12.50%
Dodge & Cox Stock Fund	15.34%
Vanguard Institutional Index Fund	14.45%
Vanguard Morgan Growth Fund	15.34%
T. Rowe Price Mid-Cap Growth Fund	24.22%
Frontegra IronBridge Small-Cap Fund	16.72%
BlackRock International Value Fund	2.03%
Vanguard LifeStrategy Income Fund	11.23%
Vanguard LifeStrategy Conservative Growth Fund	12.41%
Vanguard LifeStrategy Moderate Growth Fund	13.45%
Vanguard LifeStrategy Growth Fund	14.22%
Vanguard Target Retirement Income	10.98%
Vanguard Target Retirement 2010	12.83%
Vanguard Target Retirement 2015	13.26%
Vanguard Target Retirement 2020	13.58%
Vanguard Target Retirement 2025	13.95%
Vanguard Target Retirement 2030	14.11%
Vanguard Target Retirement 2035	14.13%
Vanguard Target Retirement 2040	14.15%
Vanguard Target Retirement 2045	14.14%
Vanguard Target Retirement 2050	14.11%

Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change in control of our company. See the tabular disclosure and narrative description under the Pension Benefits and Nonqualified Deferred Compensation sections above for detail regarding payments that would result from a termination of employment or change in control of our company under our pension and nonqualified deferred compensation plans. The individual agreement we have with Ms. Woertz related to termination of employment and change in control of our company is discussed below.

Under the terms of the restricted stock award agreements pertaining to the awards held by named executive officers, vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested. Under the terms of the stock option agreements pertaining to the awards held by named executive officers, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option. Under the terms of the performance share unit award agreements pertaining to the awards held by named executive officers, vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested units are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to receive an award of units or an issuance of shares in settlement of units immediately terminates, unvested units will be forfeited, and, if shares have been issued or the cash value thereof paid after vesting, then any shares that have been issued must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

The amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the tables below. The amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on June 30, 2010.

P. A. Woertz

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for Ms. Woertz, our Chairman, President and Chief Executive Officer. We entered into Terms of Employment with Ms. Woertz when she joined our company. The payments and benefits provided in the Terms of Employment are described in detail below the table.

	Involuntary		Voluntary
	Termination		Termination
	without Cause		without Good
	or Voluntary		Reason or			Termination
	Termination		Involuntary			Related to a
	for Good		Termination	Change in		Change in
Benefits and Payments	Reason		with Cause	Control		Control		Disability		Death
upon Termination	($)		($)	($)		($)		($)		($)

Salary	2,600,000	(1)	0	0		3,900,000	(7)	0		0
Bonus	3,900,000	(2)	0	0		5,850,000	(8)	0		0
Health benefits	13,174	(3)	0	0		20,386	(9)	0		0
Vesting of nonvested stock options	0	(4)	0	0	(6)	0	(10)		(12)	0	(6)
Vesting of nonvested restricted stock awards	11,672,551	(4)	0	13,476,904	(6)	13,476,904	(10)		(12)	13,476,904	(6)
Vesting of nonvested performance share unit awards	0	(4)	0	2,533,562	(6)	2,533,562	(10)		(12)	2,533,562	(6)
Severance	180,459	(5)	0	0		263,874	(11)	0		0
Gross-up for excise tax	0		0	0		4,832,171		0		0

(1)	Represents two years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.

(2)	Represents two years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.

(3)	Represents the discounted present value of two years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 5.35%.

(4)	Represents the value of two years of accelerated vesting of stock options, restricted stock and performance share units pursuant to Ms. Woertz’s Terms of Employment. The amount shown with respect to stock options was calculated by multiplying the number of shares as to which accelerated vesting occurs with respect to options that were “in the money” as of June 30, 2010 by the difference between the fair market value of a share of our common stock on June 30, 2010 and the exercise price of the stock option. There were no options that were in the money on June 30, 2010. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2010. The amount shown with respect to performance share unit awards was calculated by multiplying the number of units that are considered to have been “earned” and as to which accelerated vesting would occur by the fair market value of a share of our common stock on June 30, 2010. There were no performance share unit awards that were considered to have been earned as of June 30, 2010.

(5)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents two years’ of pay credits under the cash balance formula for both the Retirement and Supplemental Plans, with pay credits determined considering both base pay and target bonus. The Supplemental Plan calculates a benefit payable six months following separation from service and, accordingly, this balance is discounted to a present value using a discount rate of 5.35%.

(6)	Pursuant to the terms of the stock option, restricted stock and performance share unit award agreements under the 2002 Incentive Compensation Plan, vesting and exercisability of all equity awards are accelerated in full upon a change in control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of June 30, 2010 and was determined by multiplying the number of shares subject to those options as to which accelerated vesting occurs by the difference between the fair market value of a share of our common stock on June 30, 2010 and the exercise price of the stock option. There were no options that were in the money on June 30, 2010. The amount shown with respect to restricted stock and performance share units was calculated by multiplying the number of shares or units as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2010. All performance share unit awards are assumed to have been earned in full for purposes of this column.

(7)	Represents three years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.

(8)	Represents three years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.

(9)	Represents discounted present value of three years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 5.35%.

(10)	See note (6) to this table for effect of change in control on equity awards pursuant to the terms of the award agreements. In addition, Ms. Woertz’s Terms of Employment provide that vesting and exercisability of all equity awards are accelerated in full upon a termination of employment related to a change in control.

(11)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents three years’ of pay credits under the cash balance formula calculated in the same manner as described in note (5) to this table.

(12)	Pursuant to the terms of the stock option, restricted stock and performance share unit award agreements under the 2002 Incentive Compensation Plan, vesting of all equity awards continues after termination of employment.

Upon an involuntary termination of Ms. Woertz’s employment by the board without cause or the voluntary termination by Ms. Woertz of her employment for good reason in circumstances that are unrelated to a change in control of our company, Ms. Woertz shall receive payments equal to two years’ base salary plus target annual bonus paid in equal installments on the regular payroll schedule, two years of continuation coverage under the company’s benefit plans, two years of accelerated vesting of equity awards, and two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits.

Ms. Woertz’s Terms of Employment generally provide that a termination is for “cause” if it is as a result of her indictment for or conviction of a felony or any crime involving dishonesty, fraud, theft or financial impropriety, or a determination by the board that she has (i) willfully and continuously failed to substantially perform her duties, (ii) engaged in a material act of dishonesty or gross misconduct in employment that is injurious to the company, or (iii) willfully violated a material requirement of the company’s code of conduct or her fiduciary duty to the company. The Terms of Employment also generally provide that a termination by Ms. Woertz is for “good reason” if it results from (i) an adverse change in her status or positions as President and CEO of the company, or removal from such positions, (ii) any reduction in her base salary or target bonus, (iii) requiring her to relocate to a place of employment more than 50 miles from the company’s headquarters, (iv) the failure to re-elect her as a director or her removal as a director, or (v) the company’s failure to obtain agreement from any successor to the company’s business to assume and perform the Terms of Agreement.

Upon an involuntary termination of Ms. Woertz’s employment by the board of directors without cause or the voluntary termination by Ms. Woertz of her employment for good reason that occurs prior to and in connection with, or within two years following, a change in control of our company, Ms. Woertz shall receive a lump-sum payment equal to three years’ base salary plus target annual bonus, accelerated vesting of all outstanding equity awards, three years of continuation coverage under our benefit plans, three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits, gross-up for any excise tax payable under Internal Revenue Code Section 280G, and other terms and provisions to be developed with the board. A “change in control” would generally include for these purposes (i) a person or group acquiring 30% or more of our voting securities, (ii) approval by our stockholders of the dissolution or liquidation of the company or the sale of all or substantially all of its assets, (iii) the consummation of certain mergers or other business combinations, (iv) a majority of our directors are replaced under certain circumstances, or (v) the board determines that a person or group has acquired effective control of the company’s business and affairs.

As a condition to receiving severance payments and benefits, Ms. Woertz agreed in the Terms of Employment to release us from all claims and to abide by reasonable post-employment restrictive covenants, such as non-competition with principal competitors, non-solicitation of employees, customers and suppliers, and non-disparagement of our company and board of directors, for two years following termination of employment.

S. R. Mills, D. J. Smith, J.D. Rice, and M. D’Ambrose

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for our current named executive officers other than P. A. Woertz under the terms of agreements involving stock option and restricted stock awards.

			Involuntary
	Benefits and		Termination
	Payments	Voluntary	without	Termination	Change in
	upon	Termination	Cause	for Cause	Control		Disability	Death		Retirement
Name	Termination	($)	($)	($)	($)		($)	($)		($)

S. R. Mills	Vesting of nonvested stock options	0	0	0	137,140	(1)	(2)	137,140	(1)	0	(3)
	Vesting of nonvested restricted stock awards	0	0	0	2,104,098	(1)	(2)	2,104,098	(1)	0	(3)
	Vesting on nonvested performance share unit awards	0	0	0	335,583	(1)	(2)	335,583	(1)	0	(3)
D. J. Smith(4)	Vesting of nonvested stock options	0	0	0	314,639	(1)	(2)	314,639	(1)		(2)
	Vesting of nonvested restricted stock awards	0	0	0	2,790,367	(1)	(2)	2,790,367	(1)		(2)
	Vesting of nonvested performance share unit awards	0	0	0	503,361	(1)	(2)	503,361	(1)		(2)
J. D. Rice(4)	Vesting of nonvested stock options	0	0	0	292,381	(1)	(2)	292,381	(1)		(2)
	Vesting of nonvested restricted stock awards	0	0	0	2,677,173	(1)	(2)	2,677,173	(1)		(2)
	Vesting of nonvested performance share unit awards	0	0	0	402,689	(1)	(2)	402,689	(1)		(2)
M. D’Ambrose	Vesting of nonvested stock options	0	0	0	0	(1)	(2)	0	(1)	0	(3)
	Vesting of nonvested restricted stock awards	0	0	0	2,067,098	(1)	(2)	2,067,098	(1)	0	(3)
	Vesting of nonvested performance share unit awards	0	0	0	244,980	(1)	(2)	244,980	(1)	0	(3)

(1)	Pursuant to the terms of the stock option, restricted stock and performance share unit award agreements under the 1996 Incentive Compensation Plan, 1999 Incentive Compensation Plan, and 2002 Incentive Compensation Plan, vesting and exercisability of all equity awards are accelerated in full upon a change in control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of June 30, 2010 and was determined by multiplying the number of shares subject to those options as to which accelerated vesting occurs by the difference between the fair market value of a share of our common stock on June 30, 2010 and the exercise price of the stock option. The amount shown with respect to restricted stock and performance share units was calculated by multiplying the number of shares or units as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2010. All performance share unit awards are assumed to have been earned in full for purposes of this column.

(2)	Pursuant to the terms of the stock option, restricted stock and performance share unit award agreements under the 1996 Incentive Compensation Plan, 1999 Incentive Compensation Plan, and 2002 Incentive Compensation Plan, vesting of all equity awards continues on the same schedule after termination of employment.

(3)	Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan for Salaried Employees, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

(4)	Mr. Smith and Mr. Rice are eligible for early retirement under the Retirement Plan. The subsidized early retirement benefit that is available in the event of retirement is described in the footnotes to the table under the caption “Pension Benefits”.

Director Compensation for Fiscal 2010

Our standard compensation for non-employee directors consists of an annual retainer of $250,000, one-half of which must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The other half of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer, our Lead Director receives a stipend in the amount of $25,000, the chairperson of the Audit Committee receives a stipend in the amount of $15,000, the chairperson of the Compensation/Succession Committee receives a stipend in the amount of $12,500, and the chairperson of the Nominating/Corporate Governance Committee receives a stipend in the amount of $10,000. All such stipends are paid in cash. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time-to-time.

During fiscal 2009, the company adopted guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than three times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on the board of directors, as well as stock price fluctuations that may impact the achievement of the three times cash retainer ownership guidelines.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2010.

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)

G. W. Buckley	62,500	187,500	0	250,000
M. H. Carter	10,000	250,000	0	260,000
P. Dufour	19,231	0	0	19,231
D. E. Felsinger	0	163,723	0	163,723
V. F. Haynes	125,000	125,000	0	250,000
A. Maciel	125,000	125,000	0	250,000
P. J. Moore	150,000	125,000	0	275,000
T. F. O’Neill	140,000	125,000	0	265,000
K. R. Westbrook	137,500	125,000	0	262,500

(1)	As described above, one-half of the annual retainer of $250,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, the directors may elect to receive the other half of the annual retainer in the form of cash, stock units or a combination of both. For fiscal 2010, Dr. Buckley elected to receive 75% of his annual retainer in the form of stock units and Ms. Carter and Mr. Felsinger elected to receive their entire annual retainer in the form of stock units.

(2)	The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a nonemployee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. The fair value of services provided by each of the directors has been determined to be $62,500 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of June 30, 2010 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Number of Stock
Name	Units at 6/30/10

G. W. Buckley	15,775
M. H. Carter	106,076
P. Dufour	743
D. E. Felsinger	5,547
V. F. Haynes	9,515
A. Maciel	14,689
P. J. Moore	41,801
T. F. O’Neill	20,313
K. R. Westbrook	38,730

Equity Compensation Plan Information

				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted-Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding
	Warrants and		Warrants and	Securities Reflected in
Plan Category	Rights(a)		Rights(b)	Column (a))(c)

Equity Compensation Plans Approved by Security Holders	11,552,793	(1)	$27.32	35,208,058	(2)
Equity Compensation Plans Not Approved by Security Holders	0		0	0
Total	11,552,793	(1)	$27.32	35,208,058	(2)

(1)	Consists of 75,043 shares to be issued upon exercise of outstanding options pursuant to our 1996 Stock Option Plan, 224,090 shares to be issued upon exercise of outstanding options pursuant to our 1999 Incentive Compensation Plan, 10,945,200 shares to be issued upon exercise of outstanding options pursuant to our 2002 Incentive Compensation Plan, 16,000 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2009 Incentive Compensation Plan, and 292,460 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2010. The ADM International Limited Savings-Related Share Option Scheme is a program whereby employees in the United Kingdom can save through payroll deductions and have the option to purchase shares at a predetermined, discounted price at a point in time in the future.

(2)	Consists of 30,946,400 shares available for issuance pursuant to our 2009 Incentive Compensation Plan, and 4,261,658 shares available for issuance pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2010. Benefits which may be granted under the 2009 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, performance shares, performance units and cash-based awards. Only options can currently be granted under the ADM International Limited Savings-Related Share Option Scheme.

Our company does not have any equity compensation plans that have not been approved by our stockholders.

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) legal compliance and ethics programs as established by management and the Board, and (vii) related-party transactions.

The Audit Committee assures that the corporate information gathering and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of five independent directors, all of whom are financially literate and one of whom (T.F. O’Neill, the Chairman) has been determined by the Board of Directors to be a “financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance, AU Section 380), including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2010 for filing with the SEC. The Audit Committee has appointed, subject to ratification by the stockholders of the Company, Ernst & Young LLP as independent auditor for the fiscal year ending June 30, 2011.

T. F. O’Neill, Chairman
G. W. Buckley
M. H. Carter
P. Dufour
V. F. Haynes

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Business Code of Conduct and Ethics, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Business Code of Conduct and Ethics, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

Certain Relationships and Related Transactions

During the fiscal year ended June 30, 2010, none of our directors or executive officers was a participant in or had a relationship regarded as a related person transaction, as considered under applicable regulations of the SEC.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2011. We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2011.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended June 30, 2010 and 2009:

	Amount($)
Description of Fees	2010	2009

Audit Fees(1)	$12,597,000	$14,496,000
Audit-Related Fees(2)	210,000	1,262,000
Tax Fees(3)	525,000	1,290,000
All Other Fees	—	—
Total	$13,332,000	$17,048,000

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.

(2)	Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of our company.

(3)	Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit

Committee. All of the services Ernst & Young LLP performed for us during the last two fiscal years were pre-approved by the Audit Committee.

Proposal No. 3 — Stockholder’s Proposal Regarding Political Contributions

Marie Bogda, HCR-64 Box 6-B, Mora, New Mexico 87732, beneficial owner of 300 shares of Common Stock of the Company, has notified the Company that she intends to present the following resolution at the annual meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution is printed below:

Whereas: The Supreme Court of the United States of America published a decision in January of 2010 (re: Citizens United vs. FEC) which expanded the constitutional right of free speech protection in regards to political elections/campaigns to include corporations.

Whereas: A corporation acting under this newly expanded right of free speech may overwhelm the free speech rights of shareholders, customers and employees who hold a different political view.

Whereas: Corporations already have many avenues of political speech available to them such as lobbyists, PR firms, corporate PACs and trade/industry associations.

Whereas: The purpose of the corporation is to please customers and shareholders; openly engaging in political elections/campaigns with corporate funds could be counterproductive to the corporate goals.

Resolved: That the board of directors be advised to adopt a policy prohibiting the use of corporate funds for any political election/campaign purposes.

Recommendation of the Board of Directors AGAINST the Proposal

As a global agricultural leader, our company connects the harvest to the home and serves growing global demand for food and energy. Our ability to fulfill this vital purpose is enhanced when government policies impacting our operations promote growth — growth that facilitates job creation as well as ongoing investment in our business, our employees and the communities where we live and work, and enhances returns to our stockholders. For this reason, ADM and ADMPAC, a political action committee maintained by our company and funded by voluntary contributions by our employees, support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods. We believe that these actions are in the best interests of our stockholders, customers and employees, who share our vision and aspirations regardless of their political persuasions.

All ADM political contributions are made in strict accordance with applicable laws and regulations, and information about these contributions is available to interested stockholders. Federal law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees. As a result, ADM does not make such contributions. Under the Lobbying Disclosure Act of 1995, ADM submits semi-annual reports to Congress, which are publicly available. ADM’s political contributions are subject to regulation at the state level as well. Some states allow corporate contributions to candidates or political parties, and all states require that the identity of the donors and the dollar amounts of such contributions be disclosed. That information is also publicly available.

In addition to the disclosures mandated by law, we report the aggregate amounts that each of ADM and ADMPAC have contributed to candidates, political parties, campaign committees and political associations on our internet site, www.adm.com. Contribution amounts are reported through the most recently completed fiscal quarter of the current year and for the past several fiscal years. ADM management reports to the Nominating/Corporate Governance Committee at least annually with respect to our company’s political contributions, compliance and strategy.

Our Board believes that our participation in the political process is an important element of our business, is undertaken for the benefit of all stockholders, and is transparent. For these reasons, our Board does not believe that adoption of this proposal is necessary or in furtherance of the best interests of our stockholders.

Accordingly, the Board recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Proposal No. 4 — Stockholder’s Proposal Regarding Report on Political Contributions

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue NW, Washington, DC 20001, beneficial owner of 429 shares of Common Stock of the Company, has notified the Company that it intends to present the following resolution at the annual meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below:

Resolved: That the shareholders of Archer-Daniels-Midland Company (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under Section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that, if made directly by the corporation, would not be deductible under Section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a. An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and,

c. The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

Supporting Statement: As long-term shareholders of Archer-Daniels-Midland, we support policies that apply transparency and accountability to corporate political spending.

Absent a system of accountability, we are concerned that Company assets can be used for policy objectives that may be inimical to Archer-Daniels-Midland’s long-term interests.

Based on available public records, it appears that Archer-Daniels-Midland has contributed at least $1.8 million in corporate funds since the 2002 election cycle. (CQ MoneyLine: http://moneyline.cq.com/pml/home.do; National Institute On Money In State Politics: http://www.followthemoney.org/).

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, Archer-Daniels-Midland’s payments to trade associations used for political activities are undisclosed and unknown.

Adoption of this proposal would bring Archer-Daniels-Midland in line with a growing number of leading companies that support political disclosure and accountability and present this information on their websites. At the time this proposal was submitted, 50 companies in the S&P 100 had adopted disclosure and board oversight of their political spending with corporate funds.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.

We urge your support FOR this critical governance reform.

Recommendation of the Board of Directors AGAINST the Proposal

As a global agricultural leader, our company connects the harvest to the home and serves growing global demand for food and energy. Our ability to fulfill this vital purpose is enhanced when government policies impacting our operations promote growth — growth that facilitates job creation as well as ongoing investment in our business, our employees and the communities where we live and work. For this reason, ADM and ADMPAC, a political action committee maintained by our company and funded by voluntary contributions by our employees, support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods.

All ADM and ADMPAC political contributions are made in strict accordance with applicable laws and regulations. Federal law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees. As a result, ADM does not make such contributions. The activities of ADMPAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. ADMPAC files monthly reports with the Federal Election Commission (the “FEC”) reporting all political contributions, and also files pre-election and post-election FEC reports. Moreover, information regarding all political contributions over $200 is disclosed in public information made available by the FEC. Under the Lobbying Disclosure Act of 1995, ADM submits semi-annual reports to Congress, which also are publicly available. ADM also submits quarterly reports to Congress disclosing amounts spent on lobbying activities.

ADM’s and ADMPAC’s political contributions are subject to regulation at the state level as well. Some states allow corporate contributions to candidates or political parties, and all states require that the identity of the donors and the dollar amounts of such contributions be disclosed. That information is publicly available.

In addition to the disclosures mandated by law, we report the aggregate amounts that each of ADM and ADMPAC have contributed to candidates, political parties, campaign committees and political associations on our internet site, www.adm.com. Contribution amounts are reported through the most recently completed fiscal quarter of the current year and for the past several fiscal years. ADM management reports to the Nominating/Corporate Governance Committee at least annually with respect to our company’s political contributions, compliance and strategy.

ADM participates in certain trade associations, including those that engage in legislative activity related to matters that affect the industry as a whole. Because these associations operate independently of their members and take a wide variety of positions on a number of matters, not all of which ADM supports, disclosure of ADM’s contributions to these associations would not provide our stockholders with a greater understanding of ADM’s strategies or philosophies about our political contributions.

Our Board believes that our current practices regarding political contributions, in combination with federal and state reporting requirements, are sufficient to advance the Company’s interest and provide appropriate public disclosure. For these reasons, our Board does not believe that adoption of this proposal is necessary or in furtherance of the best interests of our stockholders.

Accordingly, the Board recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, no later than May 27, 2011 in order to be included in such proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between August 6, 2011 and September 5, 2011 (or, if the next annual meeting is called for a date that is not within the period from October 5, 2011 to December 4, 2011, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Shareholder Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Shareholder Relations at 217/424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors
ARCHER-DANIELS-MIDLAND COMPANY

D. J. Smith, Secretary

September 24, 2010

000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 5:00 p.m. Eastern Time, on November 3, 2010. Vote by Internet • Log on to the Internet and go to http://proxy.georgeson.com/ • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — Archer-Daniels-Midland Company’s Board of Directors recommends a vote “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 — G.W. Buckley 02 — M.H. Carter 03 — P. Dufour 04 — D.E. Felsinger 05 — V.F. Haynes 06 — A. Maciel 07 — P.J. Moore 08 — T.F. O’Neill 09 — K.R. Westbrook 10 — P.A. Woertz For Against Abstain For Against Abstain 2. Ratify the appointment of Ernst & Young LLP as independent 3. Adopt Stockholder’s Proposal Regarding Political Contributions. accountants for the fiscal year ending June 30, 2011. 4. Adopt Stockholder’s Proposal Regarding Report on 5. In their discretion, upon any other business that may properly come Political Contributions. before the meeting. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below IMPORTANT: Please sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 0 0 7 0 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01823D

2010 Annual Meeting Admission Ticket 2010 Annual Meeting of Archer-Daniels-Midland Company Shareholders November 4, 2010 James R. Randall Research Center 1001 Brush College Road Decatur, Illinois Upon arrival, please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ARCHER-DANIELS-MIDLAND COMPANY This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on November 4, 2010 This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this Proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4. The undersigned hereby appoints P. J. Moore, M.H. Carter and P. A. Woertz as Proxies, with the power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on September 9, 2010, at the Annual Meeting of Stockholders to be held on November 4, 2010 and any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEMS 3 AND 4. (Important – To be signed and dated on reverse side)